Exhibit (b)

10 July 2006
Mirant Asia Pacific Limited
25th Floor Cambridge House,
Taikoo Place, 979 King’s Road,
Quarry Bay
Hong Kong
Copied to:
Mirant Corporation
1155 Perimeter Center West, Suite 100
Atlanta, Georgia 30338
United States of America
Attention:
William Holden, Senior Vice President and Treasurer
Dear Sir,
Amended and Restated Commitment Letter relating to US$700,000,000 Senior Secured Amortizing Loan
Reference is made to that letter agreement, dated May 25, 2006 (“the Original Commitment Letter” and, as amended and restated hereby, the “Commitment Letter”) by and between Mirant Asia-Pacific Limited (“MAPL”) and Credit Suisse, Singapore Branch (together with affiliates, successors and assignees as appropriate, “CS”). The parties wish to amend and restate the terms and conditions of the Original Commitment Letter in accordance with the terms and conditions set forth herein.
You have advised us that MAPL, an indirect wholly-owned subsidiary of Mirant Corporation (“Mirant”), intends to raise financing in the form of a US$700,000,000 senior secured amortizing loan facility (the “Facility”), through a MAPL wholly-owned special purpose vehicle. The proceeds of the financing package above will be used (i) to refinance approximately US$470 million of existing indebtedness of MAPL and its key subsidiaries, comprising primarily all the existing indebtedness of two key operating subsidiaries, Mirant Sual Corporation (“MSC”) and Mirant Pagbilao Corporation (“MPC”); (ii) as a distribution or return of capital to equity holders of MAPL; (iii) to fund a debt service reserve account under the Facility; and (iv) for other general corporate purposes. In this letter “you” and “your” refers to MAPL.
The Facility amount may be increased by mutual agreement between MAPL and CS.
You have asked CS to provide you with an underwriting commitment in relation to the Facility.
1.	Commitment Terms

CS (the “Mandated Lead Arranger”) is pleased to inform you of its commitment to provide the Facility in an amount of US$700,000,000, subject to the terms and conditions set forth or described in this letter (including the Schedule and Annex 1) and the amended and restated fee letter (as amended and restated “Fee Letter”) of even date herewith. This letter (including the Schedule and Annex 1) and the Fee Letter are referred to collectively as the “Commitment Documents”. The Schedule and Annex 1 form part of this letter.

2.	Syndication
2.1	CS reserves the right, prior to or after the execution of the Facility Agreement, to syndicate all or a portion of its commitments hereunder to one or more other banks, financial institutions and other institutional lenders (the parties to the Facility Agreement collectively referred to herein as the “Lenders”). Such syndication will be managed by you and CS, with CS acting as sole Mandated Lead Arranger with respect to the Facility and will manage all aspects of the syndication together with you, including decisions (subject to your consent, which will not be unreasonably withheld, conditioned or delayed) as to the selection of potential Lenders to be approached, the timing of all offers to potential Lenders, the timing and acceptance of commitments from the potential Lenders, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. You understand and agree that CS has already approached the market in relation to this Facility and that CS may with your consent, such consent not to be unreasonably withheld, conditioned or delayed, select one or more additional arrangers or sub underwriters to assist in the syndication. CS shall provide information to you as to the nature and the progress of the syndication upon your reasonable request.

2.2	You agree to take all action as CS may reasonably request to assist it in forming a syndicate acceptable to CS and you, and in completing a satisfactory syndication. Such assistance shall include but not be limited to: (i) making senior management and/or representatives of Mirant, MAPL or MAPL’s subsidiaries or affiliates, available to participate in information meetings with potential Lenders at such times and places as CS may reasonably request; (ii) using commercially reasonable efforts to ensure that the syndication efforts benefit from the existing lending and investment banking relationships of Mirant and those of MAPL; (iii) assistance by MAPL and MAPL’s subsidiaries in the preparation of a Confidential Information Memorandum (“CIM”) for the Facility and other marketing materials to be used in connection with the syndication; (iv) prior to the launch of the syndication, your providing or causing to provide full year 2005 historical audited balance sheet, income statements and cash flow statements for MAPL, MSC and MPC; and (v) providing CS with all other information reasonably deemed necessary by it to complete the syndication successfully.

2.3	CS’ commitment to provide financing under the Facility is made solely for your benefit and may not be assigned or transferred by you or otherwise relied upon by any other person.
3.	Clear Market

To ensure an orderly and effective syndication of the Facility, you agree that until the earlier of (i) the date that CS notifies you that the syndication of the Facility has been completed and (ii) October 30, 2006, you will not, and will not permit any of your subsidiaries to, syndicate or issue, take steps to syndicate or issue, announce or authorise the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility (including the establishment of a series of bilateral arrangements), debt or preferred equity securities (including any renewals thereof) for or on behalf of MAPL and/or its subsidiaries, in the international commercial bank or capital markets, except with the prior written consent of CS (such approval not to be unreasonably withheld, delayed or conditioned); provided, however, this paragraph should not restrict the ability of MAPL and/or its subsidiaries from renewing or replacing any existing working capital facilities in an amount not to exceed US$40,000,000.

4.	Fees and Expenses
4.1	As consideration for the CS’ commitment hereunder, you agree to pay the fees set forth in the Fee Letter between you and us, to the extent such fees are due and payable under the terms of the Fee Letter. The terms of the Fee Letter are an integral part of this letter and constitute part of this letter for all purposes hereof. Each of the fees described in the Fee Letter shall be non-refundable when paid.

4.2	You agree to reimburse CS and the Lenders for all reasonable and documented out-of-pocket expenses (including, without limitation, legal, travel, accommodation and communications expenses) paid to third parties including the reasonable fees and expenses (including any applicable taxes) of legal counsel appointed with your prior consent (including Simpson Thacher & Bartlett, Romulo, Mabanta Buenaventura, Sayoc & de Los Angeles,and Picazo Buyco Tan Fider & Santos) incurred with respect to the

Facility and any other advisor retained by CS or the Lenders (it being understood that the retention of any such advisor shall be made with your prior approval) resulting or arising from CS’ commitment and the performance of its duties hereunder. Such expenses shall be due and payable promptly after submission by CS of an invoice and proper documentation to you and shall be payable whether or not the Facility is provided or any amounts are drawn under it.

4.3	All payments under the Commitment Documents shall be made without any deduction or withholding for or on account of tax (a “Tax Deduction”), unless a Tax Deduction is required by law. If a Tax Deduction is required by law, the amount of the payment due from MAPL shall be increased to an amount which, after making any Tax Deduction, leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

4.4	All fees and other amounts payable under the Commitment Documents are exclusive of any goods and services or value added tax (“Indirect Tax”). If Indirect Tax is chargeable, MAPL shall also and at the same time pay us an amount equal to the amount of the Indirect Tax.
5.	Termination and Survival

The agreements set forth in this letter will terminate upon the earlier of (i) the date of execution and delivery of the Facility Agreement, (ii) if the parties have not entered into a Facility Agreement, September 15, 2006, upon written notice by either party, (iii) written notice to CS by MAPL, and (iv) in the event of a material breach by MAPL hereunder, which breach is not reasonably expected to be cured prior to the funding of the facility, upon ten days prior written notice to MAPL by CS. If the Facility Agreement is executed and delivered, CS’ commitment hereunder will be terminated and replaced by the commitment under the Facility Agreement. The provisions of the Fee Letter and paragraphs 4, 8, 9, 10, 11 and 12 hereof shall survive the expiration or termination of the agreement hereunder and all fees, reasonable expenses and other amounts payable under the Commitment Documents shall remain due and payable following such termination.

6.	Conditions Precedent

CS’ commitment hereunder is subject to:
(i)	there not occurring or becoming known to CS any event, development or circumstance not previously disclosed to us that has had or would reasonably be expected to have a material adverse effect on the financial condition, operations, business, assets, liabilities or operating results, of MAPL or its subsidiaries, taken as a whole, since 31 December, 2005;

(ii)	there not having occurred a material disruption of or material adverse change in conditions in the international financial, banking or capital markets (including, without limitation, the international debt finance market for the Republic of the Philippines (“ROP”), following the date of this letter, that would reasonably be expected to materially impair syndication of the Facility;

(iii)	CS not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions to the financial projections) affecting MAPL, MSC or MPC, that is inconsistent in a material and adverse manner with any written information provided to CS (as supplemented and revised from time to time), prior to the date hereof;

(iv)	the accuracy of the representations made under paragraph 7 hereof and your compliance in all material respects with the terms of the Commitment Documents;

(v)	negotiation and delivery of the Facility Agreement, conforming to the terms and conditions set forth or described in the Term Sheet, and the related security documents;

(vi)	the payment in full of all fees, reasonable expenses and other amounts due and payable by you under the Commitment Documents;

(vii)	the obtaining of ratings for the Facility from each of Standard & Poor’s Ratings Service and Moody’s Investors Service Inc.;

(viii)	other conditions set forth or described in the Term Sheet and other exhibits hereto;

(ix)	CS having received revised consolidated financial projections for MAPL and its subsidiaries that, as compared to the draft consolidated financial projections for MAPL and its subsidiaries dated July 7, 2006, evidence no material adverse change in, or material adverse effect on, the projected cash flows available to service debt of the Borrower or the Guarantors, taken as a whole; and

(x)	at the date of signing the Facility Agreement, assuming the incurrence of the debt under the Facility in full, and the repayment in full of the existing project debt at Mirant Sual and Mirant Pagbilao, the Parity Debt Service Coverage Ratio is projected to be at least 1.7x for the period commencing on October 1, 2006 through the Final Maturity Date (determined based on projections prepared in good faith on the basis of assumptions that MAPL believes to be reasonable).
7.	Information

You represent and warrant to CS that (i) all information set forth in the CIM (other than projections or other expressions of opinion regarding future results or circumstances) and written information which has been or will be supplied to CS and the Lenders expressly for inclusion in the CIM and / or distribution to prospective Lenders as supplemented and amended from time to time when taken as a whole and in connection with the transaction contemplated hereby is or will be, when furnished, correct in all material respects and does not and will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement contained therein not materially misleading in light of the circumstances under which such statements are made; (ii) all projections and expressions of opinion regarding future results, if any, that have been or will be set forth in the CIM or distributed to prospective Lenders as supplemented and amended from time to time have been or will be prepared in good faith and are or will be based upon accounting principles consistent with historical financial statements (CS acknowledges that MAPL and certain of its subsidiaries have restated their historical financial statements) and assumptions believed to be reasonable at the time made and at the time the projections are made available; (iii) at any time prior to signing of the Facility, you agree to supplement the information and projections from time to time so that the representations and warranties contained in this paragraph remain correct in all material respects; and (iv) acknowledge that in arranging and syndicating this Facility, CS shall use and rely upon the accuracy of such information and projections supplied to them without responsibility for independent verification thereof.

8.	Indemnification

You agree to indemnify CS (or to contribute to CS in respect of amounts payable by it) on the terms set out in the Schedule of this letter. You also agree that CS’ liability hereunder is limited as set forth in the Schedule. Your obligation to indemnify CS (or to contribute to CS in respect of amounts payable by it) shall terminate upon signing of, and shall be replaced by the indemnification and contribution provisions in, the Facility Agreement.

9.	Confidentiality
9.1	The terms of the Commitment Documents are confidential. Neither CS, MAPL nor any of its subsidiaries shall, and MAPL shall procure that Mirant shall not, disclose to any third party any terms of the Commitment Documents without the other parties’ prior written consent, except to the extent such disclosure (i) may be made by CS to financial or other periodicals and newspapers and such disclosure relates only to the fact and amount of the commitment provided by CS hereunder and has been approved in advance by Mirant, (ii) may be required by law or regulation or the rules or regulations of any stock exchange to which CS or Mirant is subject and in connection with any documentation in respect of any offer to purchase shares of common stock of Mirant but excluding any terms relating to amounts payable under the Fee Letter or other material provisions therein (iii) may be made to the parties’ attorneys, accountants or tax or other advisors on a need-to-know basis; provided that such attorneys, accountants or tax or other advisors are subject to confidentiality obligations, or (iv) may be made to potential Lenders and participants in the transaction contemplated hereunder (but excluding any terms relating to amounts payable under the Fee Letter); provided, however that any disclosure to be made pursuant to clause (iii) and (iv) above may be made only after the proposed recipient has been informed of the confidential nature of the Commitment Documents and shall have been instructed to keep the same confidential and in case of (iv) the recipient has signed a confidentiality agreement or accepted a copy of the CIM which is stated to be subject to duties of confidentiality.

9.2	In addition, MAPL acknowledges and agrees that if the Facility is consummated, CS may (after consultation with MAPL or Mirant and absent any objection) at its option and at its own expense, place advertisements in financial and other periodicals and newspapers describing the role of CS and any other participant in the transaction resulting from its commitment or any other role under this letter and the services rendered by it provided however that CS shall comply with applicable securities laws in placing such advertisements.

9.3	MAPL acknowledges that neither the CS nor any Lender nor any of their affiliates will have any duty to disclose to it any information which comes to their notice in the course of carrying on any other business or as a result of or in connection with the provision of services to other persons. MAPL accepts that CS and the Lenders and their respective head offices, other branches and affiliates may be prohibited from disclosing, or it may be inappropriate for CS and the Lenders and their respective affiliates to disclose, such information to MAPL.

9.4	If MAPL requests that CS deliver certain documents and information relating to this engagement via electronic transmissions, MAPL acknowledges and agrees that the privacy and integrity of electronic transmissions cannot be guaranteed due to the possibility that third parties could intercept, view or alter such electronic transmissions. To the extent that any documents or information relating to this engagement are transmitted electronically, MAPL agrees to release CS from any loss or liability incurred in connection with the electronic transmission of any such documents and information, including the unauthorised interception, alteration or fraudulent generation and transmission of electronic transmissions by third parties except to the extent resulting from CS’ wilful misconduct or gross negligence or a failure to use such safeguards as are customary in the industry. Under no circumstances will CS be liable for any direct or indirect consequential, incidental, special, punitive or exemplary damages arising out of the foregoing, regardless of whether CS has been apprised of the likelihood of such damages occurring.
10.	Governing Law and Jurisdiction

The Commitment Documents shall be governed by, and construed in accordance with, the laws of the State of New York. The parties hereto submit to the non-exclusive jurisdiction of the courts of the US District Court for the Southern District of New York and waive any defence of inconvenient forum, which may be available.

11.	No Third Party Reliance, Etc.

The commitment of CS hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of MAPL and its subsidiaries and affiliates and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear in the Schedule, Annex I or the Fee Letter are subject to mutual agreement of the parties; provided, however, the parties agree and acknowledge that the Facility Agreement will not include any representations, warranties, covenants or events of default in addition to those set forth in the Term Sheet attached hereto as Annex I. However, additional provisions may be included that are customarily included in facility agreements and are not addressed in the Term Sheet, including, but not limited to, provisions relating to timing, currency and manner of payments, notices, no set-off, clawback, no assignment by the obligors, etc. MAPL may not assign, transfer or delegate any of its rights or obligations hereunder without CS’ prior written consent. CS may not assign, transfer or delegate any of its rights or obligations hereunder without MAPL’s prior written consent. This letter is not intended to create a fiduciary relationship among the parties hereto.

You should be aware and you acknowledge that CS and/or one or more of its affiliates may be providing financing or other services to third parties whose interests may conflict with your interests. In this regard, neither CS nor any of its affiliates will make available to you confidential information that it obtained or may obtain from any other customer.

12.	Entire Agreement; Etc.

The Commitment Documents set forth the entire agreement between the parties with respect to the matters addressed therein and supersede all prior communications, written or oral, with respect thereto and may only be modified in writing by the parties hereto. This letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of any executed counterpart of a signature page to this letter by fax shall be as effective delivery of an original executed counterpart of this letter. Delivery of an executed signature page to any Commitment Document by facsimile shall be as effective as delivery of a manually executed document.
Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this letter and the Fee Letter and returning them to Riddhi Shah at CS at or before 5:00 pm (Singapore time) on 11 July, 2006, the time at which the commitment offer of CS set forth above (if not so accepted prior thereto) will expire. If you elect to deliver the above documents by facsimile (which shall be effective upon receipt), please arrange for executed originals to follow promptly.

Yours faithfully,
CREDIT SUISSE,
SINGAPORE BRANCH
/s/ James Wood

By: James Wood
Title: Director
/s/ Sudipto Ghatak

By: Sudipto Ghatak
Title: Director
Accepted and Agreed
this 10th day of July 2006
MIRANT ASIA-PACIFIC LIMITED
/s/ J. William Holden III

By: J. William Holden III
Title: Director

SCHEDULE
Indemnity; Limitation of Liability
1.	You will indemnify and hold CS (the “Indemnified Party”) harmless against any and all expenses, losses, claims, damages or liabilities (including close out, break and funding costs and losses) to any person in connection with or as a result of any matter related to the Commitment Documents and in particular, reasonable third-party costs and other expenses (including the cost of any investigation and preparation and reasonable charges and disbursements of legal counsel, on a full indemnity basis) arising out of or incurred in connection therewith, except to the extent that the relevant expenses, losses, claims, damages or liabilities result from the fraud, bad faith, wilful misconduct or gross negligence of the Indemnified Party in performing the services that are the subject of this letter (all such expenses, losses, claims, damages or liabilities, being a “Loss”).

Promptly after receipt by the Indemnified Party of notice of the commencement of any claim, litigation, investigation, responding to or proceedings against it relating to any Loss (“Proceedings”), the Indemnified Party will, if a claim is to be made hereunder against you in respect thereof, notify you in writing of the commencement thereof; provided, however, that (i) the omission so to notify you will not relieve you from any liability that you may have hereunder except to the extent you have been materially prejudiced by such failure and (ii) the omission so to notify you will not relieve you from any liability that you may have to the Indemnified Party otherwise than on account hereof. You will be entitled to elect by written notice delivered to the Indemnified Party to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, the Indemnified Party reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in any such Proceedings include both the Indemnified Party and you and the Indemnified Party shall have concluded that there may be legal defenses available to it that are different from or additional to those available to you, or if you fail to assume the defense of the Proceedings or to employ counsel reasonably satisfactory to the Indemnified Party in a timely manner, then the Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of it and you will pay the reasonable and customary fees and disbursements of such counsel. Upon receipt of notice from you to the Indemnified Party of your election so to assume the defense of such Proceedings and to pay the related expenses and approval by the Indemnified Party of counsel, you shall not be liable to the Indemnified Party for expenses incurred by the Indemnified Party in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the Indemnified Party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the immediately preceding sentence (it being understood, however, that you shall not be liable for the expenses of more than one separate counsel in each jurisdiction representing the Indemnified Party), (ii) you shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the Proceedings or (iii) you shall have authorized in writing the employment of counsel for the Indemnified Party.

You will not, without the Indemnified Party’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding in respect of which indemnification is being sought hereunder unless such settlement, compromise, consent or termination includes a release of the Indemnified Party from any liabilities arising out of such action, claim, suit, investigation or proceeding. You will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Indemnified Party, without the Indemnified Party’s prior written consent. The Indemnified Party, if seeking indemnification, reimbursement or contribution under this agreement will not, without your prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein.

Each of you and the Indemnified Party agrees to co-operate with each other and to give, so far as it is able to procure the giving of, all such information and render all such assistance to the other party as it may reasonably request in connection with any action, proceeding or investigation and not to take any action which might reasonably be expected to prejudice the position of the parties in relation to any such action, proceeding or investigation.

2.	If for any reason the foregoing indemnification is unavailable at law or equity to the Indemnified Party or insufficient at law or equity to hold it harmless, then you shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic benefits to you on the one hand and the Indemnified Party on the other hand in the matters contemplated by this Letter as well as the relative fault of you on the one hand and the Indemnified Party on the other hand with respect to such loss, claim, damage or liability and any other relevant equitable considerations.

3.	You agree with the Indemnified Party and all other persons referred to below that:
(a)	your reimbursement, indemnity and contribution obligations to the Indemnified Party under this schedule will be in addition to any liability which you may otherwise have to the Indemnified Party, shall extend upon the same terms and conditions to any affiliates of the Indemnified Party and the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of the Indemnified Party (each such related person or affiliate, a “Protected Person”) and shall be binding on and inure to the benefit of any successors and assigns, heirs and personal representatives of you, the Indemnified Party and any Protected Person;

(b)	neither the Indemnified Party nor any Protected Person shall have any liability to you or any person asserting claims on behalf of or in right of you arising out of or in connection with or as a result of any matter related to the Commitment Documents except to the extent that any such losses, claims, damages, liabilities or expenses incurred by you or your affiliates or such person result from the fraud, bad faith, wilful misconduct or gross negligence of, or breach of the material terms of this letter by, the Indemnified Party or that Protected Person (as appropriate) in performing the services that are the subject of this letter; and

(c)	to the extent that a Protected Person cannot directly enforce this clause for its benefit, you agree that the Indemnified Party holds the benefit of this clause on trust for each Protected Person and may enforce it against you on behalf of that Protected Person.

Annex I
Term Sheet

STRICTLY PRIVATE & CONFIDENTIAL
MIRANT ASIA-PACIFIC LIMITED
USD700,000,000 Secured Term Loan Facility (the “Facility”)

Arranger:	CS.

Borrower:	Mirant Sweden International AB (publ), a public limited liability company organized under the laws of Sweden (“SPE”) and an indirect wholly owned Subsidiary of Mirant Asia-Pacific Limited (“MAPL”).

Guarantors:	Subject to finalization of the MAPL corporate structure:

(i) MAPL;
(ii) Mirant Pagbilao Corporation (“MPC”);
(iii) Mirant Sual Corporation (“MSC”);
(iv) Mirant (Philippines) Energy Corporation (“MPEC”); and
(v) each existing and future Subsidiary (other than Unrestricted Subsidiaries, including those set forth on the schedule referred to in the definition thereof).

The Guarantors shall provide an irrevocable, unconditional and unsubordinated, joint and several guarantee (collectively, the “Guaranty”) of the Borrower’s obligations under this Facility. The obligations of the Borrower under the Facility and of the Guarantors under the Guaranty will be secured by the Collateral (as defined below).

References to Subsidiary Guarantors are to those entities referred to above other than MAPL.

Loan Parties:	The Borrower and the Guarantors.

Lenders:	A group of lenders, including CS, or an Affiliate or Subsidiary of CS.

Facility Agent:	CS or other financial institution agreed upon by MAPL and CS.

Collateral Agent:	CS, an Affiliate or Subsidiary of CS or other entity agreed with CS.

Facility:	Senior secured amortizing term loan facility.

Facility Amount:	USD700,000,000, with a potential upsizing based on market demand and as agreed by MAPL and CS.

Facility Purpose:	The Borrower shall use the proceeds of the Facility to make one or more inter-company loans (each, an “Inter-Company Loan”) to MAPL and/or one or more Subsidiary Guarantors, including MSC and MPC. The proceeds of the Inter-Company Loans, together with available cash of the Loan Parties, shall be used (i) to repay in full 100% of the principal of, accrued interest on, and fees and other amounts due in respect of, all outstanding Debt of MPC and MSC, (ii)

STRICTLY CONFIDENTIAL

if not funded with an Acceptable Letter of Credit, to fund the Debt Service Reserve Account, and (iii) at the determination of MAPL, (a) to fund the repayment of inter-company indebtedness owed to MAPL and its Subsidiaries, (b) to fund a Restricted Payment in cash to the equity shareholders of MAPL and (c) for general corporate purposes.

Status:	The obligations of the Borrower under the Facility and the Guarantors under the Guaranty will rank at least pari passu to any Additional Parity Debt, any interest rate hedging arrangements and all other present and future unsubordinated debt obligations of the Borrower and Guarantors to the extent permitted under the terms of the Facility. Intercreditor arrangements, which will be mutually agreed upon, will provide that additional secured parties will accede to the terms and conditions thereof.

Ratings:	The Facility will be rated by each of Standard & Poor’s and Moody’s, with no minimum ratings requirement.

Signing Date and Closing Date:	Date on which Conditions Precedent are satisfied.

STRICTLY CONFIDENTIAL

Drawdown Date:	To be provided in a drawdown request notice by MAPL and the Borrower to the Lenders, but in no event shall such date be later than 30 days from the Signing Date (the “Deadline”).

Subject to (i) the drawdown release conditions having been satisfied (as determined by the Facility Agent) and (ii) receipt by the Facility Agent and the Collateral Agent of a certificate signed by a Responsible Officer of MAPL to the effect that the drawdown release conditions have been satisfied, the Facility shall be fully drawn in a single drawing on the Drawdown Date with amounts deducted for fees and expenses and to fund the Debt Service Reserve Account. The drawdown release conditions shall be that: on the Drawdown Date, (i) the repayment of all Debt of MPC and MSC (including with the proceeds of the Facility) and release of Liens on MPC and MSC assets other than as set forth on a schedule to the Credit Agreement, (ii) the Borrower and the Guarantors shall have become party to the applicable Finance Documents (or the Finance Documents shall otherwise have become effective against the Guarantors), (iii) immediately following prepayment of the existing Debt of MPC and MSC, the Collateral Agent shall have received the Collateral pledged on the Drawdown Date pursuant to security documents (the “Drawdown Security Documents”, and together with the Closing Security Documents (defined below), the “Security Documents”, and, together with the Facility, the Guaranty and the ancillary documents related thereto, the “Finance Documents”), together with (A) an undated stock power for each certificate representing the shares of Capital Stock pledged pursuant to Security Documents executed in blank by a duly authorized officer of the pledgor thereof and (B) each Inter-Company Loan and any other promissory note (if any) pledged to the Facility Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, (iv) the Facility Agent shall have received customary officers’ certificates and legal opinions satisfactory to it (to be attached as forms to the Credit Agreement) and (v) the Conditions Precedent in clauses (viii) and (x) continue to be satisfied. In addition, each document required by the Security Documents or under Law or reasonably requested by the Facility Agent to be delivered, filed, registered or recorded in order to create in favor of the Facility Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted under the Finance Documents) shall be delivered, filed, registered or recorded on or promptly following the Drawdown Date in accordance with customary practice in the relevant jurisdiction. If the drawdown release conditions shall not have been fulfilled on or before the Deadline, then the Facility shall terminate and no amounts will be available for borrowing thereunder.

Final Maturity Date:	[ ● ] 2012 (Drawdown Date + 6 years)

Fees:	As agreed pursuant to the Fee Letter.

Interest Rates:	Eurodollar Rate: a periodic fixed rate equal to U.S. Dollar LIBOR + 2.25% p.a. calculated on an actual/360 basis.

STRICTLY CONFIDENTIAL

Interest Payment Dates:	Interest on the Facility will be payable at the end of each selected Interest Period (as defined below).

Interest Periods:	1, 3 or 6 months, as specified by the Borrower, or such other period as the Borrower and all the Lenders may agree.

Default Interest:	The otherwise applicable Interest Rate plus 2.00% p.a. on past due amounts only under the Facility.

Principal Repayment:	The Facility Amount shall be repaid according to the following semi-annual schedule:

n-th Principal Payment	Principal Repayment	Principal Repayment
Date	(% of Facility Amount)	(USD)

1	8.3%	58,333,333
2	8.3%	58,333,333
3	8.3%	58,333,333
4	8.3%	58,333,333
5	8.3%	58,333,333
6	8.3%	58,333,333
7	8.3%	58,333,333
8	8.3%	58,333,333
9	8.3%	58,333,333
10	8.3%	58,333,333
11	8.3%	58,333,333
12	8.3%	58,333,334

Mandatory Prepayment:	The Borrower shall prepay the Facility in an amount equal to:

	(i)	100% of the net cash proceeds received by the Borrower, MAPL or any other Guarantor from insurance and other recovery payments in respect of (A) any property or casualty insurance claim or series of related claims (other than, in each case, any business interruption insurance claim) relating to any tangible asset which claim or claims result in the receipt by the Borrower, MAPL or any other Guarantor of at least USD20,000,000; provided that such proceeds shall not be applied to a mandatory prepayment of the Facility if proceeds (including proceeds received after the Borrower, MAPL or any other Guarantor has commenced or completed repairs, restoration or reinvestment, which may then be applied to reimburse the Borrower, MAPL or such other Guarantor) are committed within 365 days of the loss event to replacement of the insured property or reinvestment in capital assets (the Borrower, MAPL or such Guarantor to use commercially reasonable efforts to cause such repair, restoration or reinvestment to be completed within 24 months thereof); (B) any seizure, condemnation, confiscation or taking of all or substantially all of the assets of MSIC, MPC and MSC by any governmental authority or (C) a Total Loss;

	(ii)	100% of the net cash proceeds received by the Borrower, MAPL or any

STRICTLY CONFIDENTIAL

other Guarantor from or on behalf of National Power Corporation (“NPC”) or the Republic of the Philippines in connection with the buy-out provisions under either ECA;

	(iii)	50% of the net cash proceeds from the issuance of equity by the Borrower, MAPL or any other Guarantor other than the issuance of equity by the Borrower, MAPL or any other Guarantor to MAPL or wholly owned subsidiaries of MAPL, and the issuance of equity involved under the transactions permitted under the Negative Covenants; and

	(iv)	other than with respect to net cash proceeds received from NPC as described in clause (ii) above, 100% of net cash proceeds from any Asset Sale by the Borrower, MAPL or any other Guarantor, subject to a 100% reinvestment right if committed to reinvest within 180 days of such Disposition so long as reinvestment is completed within 18 months thereafter.

The Borrower is required to prepay, without premium or penalty in connection with such prepayment (other than any breakage costs), each Lender’s portion of the Facility in full upon a Change of Control unless such Lender waives such requirement.

To the extent any Additional Parity Debt require that such Additional Parity Debt be redeemed or prepaid, as applicable, in any of the circumstances described above, such Additional Parity Debt shall be redeemed or prepaid, as applicable, on a pro rata basis with the Facility.

Prepayment Option of the Borrower:	The Borrower shall have the right to prepay the Facility, in whole or in part (subject to agreed minimum requirements), at any time; provided, however, that the Borrower delivers a written notice to the Facility Agent of its intention to prepay no later than fifteen (15) days prior to the proposed date of prepayment, without premium or penalty, other than actual and documented Breakage Costs, if applicable.

Business Days:	Singapore, Hong Kong, London, New York and Manila.

Security:	(i)	First ranking charge over all of the issued share capital of the Borrower and each Guarantor (other than MAPL) including all of the issued share capital of MSIC, MPC and MSC, beneficially owned directly or indirectly by MAPL on the Drawdown Date and all issued share capital of MSIC, MPC and MSC, beneficially acquired directly or indirectly by MAPL after the Drawdown Date;

	(ii)	First ranking charge and assignment of all Inter-Company Loans and other inter-company indebtedness among the Borrower, MAPL and the other Guarantors;

	(iii)	(a) Absolute and unconditional assignment of all of MPC’s and MSC’s rights to, title and interest in and under all monies payable by (1) NPC under the MPC ECA and MSC ECA (including for fees, in respect of a

STRICTLY CONFIDENTIAL

buyout thereunder and for payment of damages for breach thereof) and/or (2) the Republic of the Philippines under the Pagbilao Performance Undertaking and the Sual Performance Undertaking and (b) grant of continuing security interest, to the extent permitted by each ECA, over all of MPC’s and MSC’s rights and benefits (but not obligations) under the MPC ECA and the MSC ECA, along with delivery of notice and an irrevocable payment instruction to NPC to pay all of the receivables from NPC (“NPC Receivables”) to the Collateral Account (defined below);

	(iv)	A first ranking charge over the Transaction Accounts (defined below); and

	(v)	All proceeds of any of the foregoing (collectively, the “Collateral”).

For the avoidance of doubt, no remedial action shall be taken by the Facility Agent (or any other agent on behalf of the Lenders) in respect of the Collateral (including Collateral identified in clause (iii) above) unless an Event of Default has occurred and is continuing.

Required Debt Service Reserve Amount:	As of any date of determination, USD cash or an Acceptable Letter of Credit issued by an Acceptable LC Issuer in an amount equal to the sum of (i) the installment of principal of the Facility payable on the next succeeding Principal Payment Date and (ii) six months interest on the then outstanding principal of the Facility.

Representations and Warranties:	To induce the Facility Agent and the Lenders to enter into the Finance Documents and to make the Facility available, the Loan Parties will jointly and severally make the following representations and warranties:

		(a)	Organization. Each of MAPL, the Borrower, and each other Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

		(b)	Power and Authority. Each of MAPL, the Borrower, and each other Guarantor (i) has all requisite corporate or limited liability company power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except where the failure to qualify and be in good standing would not reasonably be expected to result in a Material Adverse Effect and (ii) has the corporate, limited liability company or other power to execute, deliver and perform its obligations under each Finance Document to which it is a party, and each Loan Party has the corporate, limited liability company or other power to take all action necessary to consummate the transactions contemplated by the Finance Documents to which it is a party.

		(c)	Due Authorization. The execution, delivery and performance by each Loan Party of each Finance Document to which it is a party has been duly authorized by all necessary corporate or limited liability company action.

STRICTLY CONFIDENTIAL

(d)	Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority is required for the due execution, delivery and performance by any Loan Party of any Finance Document to which it is a party, except for those which have been duly obtained or made and are in full force and effect or those for which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.

(e)	Binding and Enforceable. Each of the Finance Documents constitutes the legal, valid and binding obligation of each of Loan Party that is a party thereto, enforceable against such Loan Party, in accordance with its terms, subject to laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

(f)	No Violation. The execution, delivery and performance by each Loan Party of the Finance Documents to which it is a party do not violate, (i) its Organizational Documents or (ii) any material provision of any Material Contract or (iii) in a manner which has had or would reasonably be expected to have a Material Adverse Effect, any agreement binding on such Loan Party or any Law to which it is subject and will not result in, or require, the creation or imposition of any Lien on any of its respective properties or revenues pursuant to any such agreement or Law (other than Liens created by the Security Documents).

(g)	No Default or Breach. None of MAPL, the Borrower or any other Guarantor is in (i) breach under or with respect to any material provision of any Material Contract or (ii) default under or with respect to the provisions of any other agreement binding on it that, in the aggregate with other such default under such other agreements, would result in an Event of Default under the Finance Documents or reasonably be expected to have a Material Adverse Effect, and, to the knowledge of MAPL, there has been no material breach by NPC under the MPC ECA or MSC ECA, respectively, that is continuing.

(h)	Litigation. No litigation, arbitration, or administrative proceeding is currently pending or, to MAPL’s knowledge, threatened against it, the Borrower or any other Guarantor (i) to restrain the entry by any Loan Party into, the enforcement of or exercise of any rights by the Lenders or the Facility Agent under, or the performance or compliance by any Loan Party with any obligations under, the Finance Documents to which it is a party or (ii) which has had or would reasonably be expected to have a Material Adverse Effect.

STRICTLY CONFIDENTIAL

(i)	Financial Condition. The audited consolidated financial statements of MAPL and its Subsidiaries for the years ended December 31, 2003, 2004 and 2005 heretofore delivered to the Lenders, present fairly the consolidated financial condition of MAPL and its Subsidiaries as at said date and the consolidated results of its operations for said fiscal year in accordance with IFRS. Each of the MPC and MSC audited unconsolidated financial statements for the years ended December 31, 2003, 2004 and 2005 heretofore delivered to the Lenders present fairly the financial condition of MPC and MSC, as the case may be, as at said date and the results of its operations for said fiscal year in accordance with IFRS. Except as would not reasonably be expected to have a Material Adverse Effect, neither MAPL nor any of its Subsidiaries will as of the Signing Date have any material debt or guarantee obligations, contingent liabilities or liabilities for taxes, or any long-term leases including any interest rate or foreign currency swap or exchange transaction, that are not reflected in the foregoing financial statements referred to in this paragraph or otherwise expressly disclosed to the Facility Agent prior to the Signing Date or disclosed in the CIM.

(j)	Material Adverse Change. Since December 31, 2005, there has been no material adverse change in, the financial condition, operations, business or Assets of the Borrower, MAPL or the other Guarantors, which would have a material adverse effect on the ability of the Borrower to pay when due amounts owed by it from time to time under the Facility and any other Parity Debt.

(k)	Investment Company Act. No Loan Party is an “investment company” under the Investment Company Act.

(l)	Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(i) each of MAPL and the other Guarantors: (x) is in compliance with all, and has not violated any, applicable Environmental Laws, including any of its Environmental Permits; (y) holds all Environmental Permits (each of which is in full force and effect) required for its operations as currently conducted or as planned; (z) reasonably believes that: each of its existing Environmental Permits currently subject to renewal will be timely renewed without any material adverse change in terms; and it will comply with any proposed Environmental Law that is expected to become applicable to it and of which it has knowledge;

STRICTLY CONFIDENTIAL

(ii) Materials of Environmental Concern are not present at, on, in or under any real property now or formerly owned, leased or operated by any of MAPL and the other Guarantors or at any other location (including any location to which Materials of Environmental Concern have been sent by or on behalf of any of MAPL and the other Guarantors for re-use or recycling or for treatment, storage, or disposal) which would reasonably be expected to interfere with any of MAPL and the other Guarantors continued operations;

(iii) no judicial, administrative, or arbitral proceeding (including without limitation any notice of violation or alleged violation) under any Environmental Laws to which any of MAPL or any other Guarantor is a party is pending or, to the knowledge of MAPL and the Borrower, threatened, nor is any of MAPL or any other Guarantor the subject of any investigation; and

(iv) none of MAPL or any of the other Guarantors has entered into any consent decree, order, or settlement or other similar agreement, nor is subject to any judgment, decree, order, settlement or other mandate from any Governmental Authority, in either case, where such judgment, decree, order, settlement or mandate is still in effect, relating to compliance with or liability under any Environmental Law or relating to Materials of Environmental Concern.

(m)	Accuracy of Information, etc. No statement or information contained in the Confidential Information Memorandum taken as a whole (other than projections and pro forma financial information), as of the date of the Confidential Information Memorandum or as of the Signing Date, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made. The projections and pro forma financial information contained in the Confidential Information Memorandum were prepared in good faith based upon estimates and assumptions believed by management of MAPL to be reasonable at the time made, which are believed by management to remain reasonable as of the Signing Date, it being recognized by the Lenders that such projections and pro forma financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

(n)	ERISA. Except as, individually or in the aggregate, does not or would not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred or is reasonably expected to occur during the five-year period prior to the date on which this representation is made or deemed

STRICTLY CONFIDENTIAL

made with respect to any Plan; (ii) each Plan has complied in all respects with the applicable provisions of ERISA and the Code; (iii) no termination of a Plan has occurred, and no lien in favor of the PBGC or a Plan has arisen, during such five-year period; (iv) the present value of all accrued benefits under each Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; and (v) neither the Borrower nor any ERISA Affiliate would become subject to any liability under ERISA if the Borrower or any such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. Neither the execution of the Facility nor the consummation of the transactions contemplated thereby will involve a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA or under Section 4975(d) of the Code.

(o)	Tax Returns and Payments. Each of the Borrower, MAPL and the other Guarantors has filed or caused to be filed with the appropriate taxing authority, all material tax returns, statements, forms and reports for taxes (the “Returns”) which are required to be filed by or with respect to the income, properties or operations of the Borrower, MAPL and/or any of the other Guarantors, and have paid or caused to be paid all taxes shown to be due and payable on such Returns (other than those the amount or validity of which is contested in good faith by appropriate proceedings and with respect to which reserves in conformity with IFRS have been provided on the books and records of the relevant entities), except as disclosed on a schedule to the Credit Agreement.

(p)	Security Documents. Except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally, the provisions of the Security Documents are effective to create a legal, valid and enforceable security interest in all right, title and interest of the Borrower and each Guarantor in the Collateral subject thereto subject to no other Liens, except Permitted Liens under clauses (a) (to the extent such Permitted Liens arise by operation of law), (c) (to the extent such Permitted Liens arise by operation of law), (f) and (h) of the definition thereof, which shall be perfected on or promptly following the Drawdown Date by the filing of financing statements and security agreements (as may be appropriate) and the delivery to the Collateral Agent of any possessory collateral (as may be appropriate).

STRICTLY CONFIDENTIAL

(q)	Ownership of Property. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower, MAPL and each other Guarantor has good title to, or a subsisting leasehold interest in or right to use, all material items of real and personal property necessary for its operations free and clear of all Liens, except Permitted Liens (other than Permitted Liens referred to in clauses (g), (l), (m), (n), (o) or (p) of the definition thereof).

(r)	Subsidiaries. A schedule to the Facility will set forth as of the Signing Date a list of all Subsidiaries of MAPL and the percentage ownership interest of any Loan Party therein. The shares of capital stock or other ownership interests so indicated on such schedule are fully paid and non-assessable and are beneficially owned by MAPL, directly or indirectly, free and clear of all Liens (other than Permitted Liens under clauses (a) (to the extent such Permitted Liens arise by operation of law), (c) (to the extent such Permitted Liens arise by operation of law), (f) and (h) of the definition thereof).

(s)	Labor. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect there are no strikes against or other work stoppages by employees of the Borrower or any Guarantor.

(t)	Immunity. In any proceeding in the Republic of the Philippines or elsewhere in connection with the Finance Documents to which MAPL, Borrower, or any other Loan Party is a party, none of MAPL, the Borrower, nor any other Loan Party will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

(u)	Philippines Taxes. Except as set forth on a schedule to the Credit Agreement, there are no taxes imposed by the Philippines either (a) on or by virtue of the execution or delivery of any Finance Document or (b) on any payment to be made by any Subsidiary of MAPL domiciled in the Philippines under any Finance Document.

(v)	Proper Legal Form. Subject to taking the actions set forth on a schedule to the Credit Agreement, each Finance Document is in proper legal form under the law of the Philippines for the enforcement thereof against each Loan Party domiciled in the Philippines, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of any Finance Document.

(w)	Insurance. Each of MPC and MSC has insurance coverage in effect with financially sound and reputable insurance companies on substantially all its property that is in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business and for similar plant type,

STRICTLY CONFIDENTIAL

capacity and location to the extent available on commercially reasonable terms.

(x)	ECA Force Majeure. (i) No event of force majeure under Article 14 of either the MPC ECA or the MSC ECA has occurred that would excuse MPC or MSC, as the case may be, or, to the knowledge of MPC or MSC, as the case may be, NPC from the duty to perform any of the material obligations of such party under the MPC ECA or MSC ECA or the Republic of the Philippines from its obligations pursuant to the Pagbilao Performance Undertaking or the Sual Performance Undertaking; and (ii) neither MPC nor MSC has given or received notice under the buy-out provisions under either ECA.

(y)	Transactions with Affiliates. Except as set forth in a schedule to the Finance Documents or otherwise permitted under the Finance Documents, none of MAPL, the Borrower nor any other Guarantor is a party to any material contract or agreement with, or has any other material commitment to, any Affiliates.

(z)	Foreign Corrupt Practices Act. Since January 29, 1997, none of MAPL, any of its Subsidiaries or Affiliates, nor any officer, director, employee or agent of any of the foregoing, acting on behalf of MAPL, its Subsidiaries or Affiliates, has taken any action in connection with the business conducted by MAPL and its Subsidiaries that violates in any material respect the Foreign Corrupt Practices Act of the United States or any similar law of the Republic of the Philippines or any other jurisdiction, if applicable.

(aa)	Submission of Law and Jurisdiction. Subject to the qualifications set forth in the opinion of counsel to the Borrower, MAPL and the other Guarantors delivered in connection with the closing of the Credit Agreement, the choice of governing law for each of the respective Finance Documents will be recognized in the courts of the Republic of the Philippines, and those courts will recognize and give effect to any judgment in respect of any Finance Document obtained against any Loan Party in the courts of jurisdictions to which such Loan Party has submitted.

(bb)	Winding-Up. None of the Borrower nor any Guarantor has taken any steps or started any legal proceedings and, to the best of MAPL’s knowledge, no steps have been taken or legal proceedings have been started or threatened against MAPL or any of the other Guarantors for its winding-up, dissolution or reorganization or for the appointment of a receiver, trustee or similar officer of it or any or all of its assets or revenues.

STRICTLY CONFIDENTIAL

	(cc)	Status of the Obligations. The obligations constitute direct, unconditional and general obligations of the Borrower and the Guarantors and rank at least pari passu in right of payment with all other senior Debt of the Borrower and the Guarantors.

	(dd)	Solvency. Each Loan Party is, and after giving effect to the incurrence of all Debt and obligations in connection herewith will be and will continue to be Solvent.

	(ee)	Use of Proceeds. MAPL and the Borrower shall, and MAPL shall cause its Subsidiaries to, use the proceeds of the Facility as described in “Facility Purpose” herein.

	(ff)	Availability and Transfer of Foreign Currency. All requisite foreign exchange control approvals and other authorizations, if any, by the Republic of the Philippines or any department or agency thereof have been validly obtained and are current and in full force and effect to allow (i) for the establishment and maintenance of the Transaction Accounts, (ii) each Loan Party located in the Philippines to use its US Dollars or, where necessary, to purchase US Dollars from a person other than Philippine banks for the servicing of their respective obligations under the Finance Documents, there being, as of the respective dates of the Finance Documents, no legal restrictions or requirements that limit the use or transfer by such Loan Party of foreign exchange to permit them to perform their respective obligations under the Finance Documents, and (iii) MPC and MSC to receive payment in dollars as provided in each ECA.

	(gg)	No Default. No Default or Event of Default has occurred and is continuing.

	(hh)	Certain Documents. The Borrower has delivered to the Facility Agent each Material Contract, including any amendments, supplements or modifications with respect to any of the foregoing.

Affirmative Covenants:	So long as the Facility remains available and/or any principal of or interest on the Facility or other amount is owing to any Lender or the Facility Agent thereunder, each of MAPL and the Borrower shall jointly and severally agree to, and shall cause each of the Subsidiary Guarantors, directly or indirectly, to:

	(a)	Compliance with Law. Comply in all material respects with the requirements of all material Laws applicable to MAPL, the Borrower and each other Guarantor in the conduct of its business (including material Environmental Laws);

	(b)	Maintenance of Existence; Enforcement of Rights. Preserve and maintain its legal existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, preserve and maintain its qualification to do business, rights, privileges and franchises and preserve and

STRICTLY CONFIDENTIAL

enforce all of its material rights under each Material Contract to which it is a party; provided that it may be merged, consolidated, wound-up, dissolved or liquidated in accordance with the terms of the Finance Documents;

(c)	Financial Information.

(i)	Within one hundred and thirty (130) days after the end of each fiscal year of MAPL, MPC and MSC (beginning with the fiscal year ended December 31, 2006), deliver to the Facility Agent copies for the Lenders of MAPL’s consolidated balance sheet, income statement and cash flow statement, MPC’s unconsolidated balance sheet, income statement and cash flow statement, and MSC’s unconsolidated balance sheet, income statement and cash flow statement, in each case, as of the end of and for such fiscal year duly certified by the independent accountants of MAPL, MPC and MSC as being prepared in accordance with IFRS;

(ii)	Within sixty (60) days after the end of each fiscal quarter (other than the last fiscal quarter) of each fiscal year of MAPL, MPC and MSC (beginning with the fiscal quarter ending June 30, 2006) deliver to the Facility Agent copies for the Lenders of MAPL’s unaudited consolidated balance sheet, income statement and cash flow statement (which are not prepared with disclosure notes), MPC’s unaudited unconsolidated balance sheet, income statement and cash flow statement (which are not prepared with disclosure notes), and MSC’s unaudited unconsolidated balance sheet, income statement and cash flow statement (which are not prepared with disclosure notes), in each case, as of the end of and for such fiscal quarter duly certified (subject to year-end adjustments) by a Responsible Officer of MAPL, MPC or MSC, as applicable, as having been prepared in accordance with IFRS and as having been fairly stated in all material respects.

All such financial statements described in (i) and (ii) shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with IFRS (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein);

(iii)	Concurrently with any delivery of financial statements under paragraphs (i) or (ii) above, deliver to the Facility Agent a certificate of the chief financial officer, treasurer or controller of MAPL (i) certifying that, to the knowledge of such officer, no Event of Default or Default has occurred or, if an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail demonstrating compliance with each of its financial covenants;

STRICTLY CONFIDENTIAL

(iv)	As soon as reasonably practicable after the request by any Lender, deliver to such Lender all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act or comparable Laws of any other jurisdiction to which such Lender is subject;

(v)	Promptly, but in any event within five (5) Business Days of a senior executive officer of MAPL having notice or obtaining knowledge thereof, give notice to the Facility Agent of the occurrence of any Default or Event of Default;

(vi)	Within five (5) Business Days of a senior executive officer of MAPL having notice or obtaining knowledge thereof, give notice to the Facility Agent of:

(a) any casualty, damage or loss of any of MPC’s, MSIC’s or MSC’s assets, whether or not insured, through fire, theft, other hazard or casualty, involving a loss (x) of USD20,000,000 or more (or the equivalent in other currency) or (y) that would reasonably be expected to result in a Material Adverse Effect.

(b) any notice of an event of force majeure under any Material Contract;

(c) the initiation of any Expropriation Event involving MAPL or any other Guarantor;

(d) any cancellation or non-renewal without replacement of any policy of insurance required to be maintained pursuant to the Finance Documents;

(e) any breach by any party to any Material Contract, or the receipt of written notice of any breach under any Material Contract, if such breach would reasonably be expected to result in a Material Adverse Effect;

(f) any ERISA Events;

(g) any Change of Control;

(h) any executed amendment, waiver, modification or supplement to either ECA;

(i) any amendment, waiver, modification or supplement to either ECA proposed by MAPL or its Subsidiaries (1) that would be reasonably likely to have a Material Adverse Effect

STRICTLY CONFIDENTIAL

or (2) after giving effect thereto, a Default or Event of Default shall occur and be continuing or would result therefrom;

(j) notice has been delivered of any exercise of any buyout right under either ECA;

(k) any negative change in the Borrower’s credit rating from Moody’s or S&P;

(l) any litigation, investigation or proceeding to which any Loan Party is a party or to which it is subject that would reasonably be expected to have a Material Adverse Effect;

(vii)	Deliver to the Facility Agent as soon as reasonably practicable such other information relating to the then existing financial condition of the Borrower, MAPL and its Subsidiaries as the Facility Agent may from time to time reasonably request, subject to an agreed upon confidentiality provision or except when the disclosure of which is prohibited by Law;

(viii)	Deliver within five Business Days after the same are sent, copies of all financial statements and any material reports that MAPL or the Borrower sends to the holders of any class of its debt securities or public equity securities; and

(ix)	Deliver on the Signing Date and within 10 Business Days of the annual insurance renewal date, an insurance certificate or cover note of MPC’s and MSC’s insurers or insurance agents describing insurance policies that are in place;

(d)	Inspection; Books and Records. Permit the Facility Agent or any other Lender or any agents or representatives thereof (at the expense of the Facility Agent and/or the Lenders unless an Event of Default has occurred and is continuing), to examine and make copies of and abstracts from records and books of, and visit the properties of each Loan Party to discuss the affairs, finances and accounts of such Loan Party with any of its officers or directors and with its independent certified public accountants (in the presence of such Loan Party) from time to time during normal business hours upon reasonable notice. The Facility Agent agrees to coordinate and consolidate visits by Lenders and their agents and representatives (including the examination of records and books and the making of copies and abstracts of records and books) at mutually convenient times and in such a manner so as to cause minimum disruption to the operations of such Loan Party and to minimize costs associated with such visits. Keep proper books of records and accounts in which full, true and correct entries in all material respects in conformity with IFRS subject to normal period-end adjustments shall be made of all dealings and transactions in relation to its business and activities;

STRICTLY CONFIDENTIAL

(e)	Maintenance of Property; Insurance. (i) Keep all material property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except (x) if in the good faith business judgment of MAPL it is in its economic interest not to preserve and maintain such property or (y) the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) maintain with financially sound and reputable insurance companies insurance on all its property that is in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business and for similar plant type/capacity and in the Philippines to the extent available on commercially reasonable terms and (iii) operate, maintain and repair the MSC and MPC assets in accordance with Prudent Utility Practice;

(f)	New Subsidiaries. With respect to any new Subsidiary (other than an Unrestricted Subsidiary) created or acquired after the Signing Date or any Subsidiary that is no longer an Unrestricted Subsidiary, promptly (i) pledge and deliver to the Facility Agent (x) the certificates, if any, representing such capital stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the entity that owns such Subsidiary, as the case may be, and (y) any Collateral Account maintained by such Subsidiary; and (ii) cause such Subsidiary to become a party to the relevant Security Documents (or enter into new Security Documents) and to the Guaranty and take certain other requested actions;

(g)	Collateral Information. Furnish to the Facility Agent prompt written notice of any change (i) in any Loan Party’s corporate name or registration number and (ii) in the jurisdiction of organization or formation of any Loan Party. The Borrower and MAPL agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral;

(h)	Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including delivering to the Collateral Agent certificates representing securities pledged under the Security Documents) that may be required under applicable law, or that the Majority Lenders, the Facility Agent or the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents;

STRICTLY CONFIDENTIAL

(i)	Environmental Matters.

(i) Comply with, and undertake reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and undertake reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all Environmental Permits necessary for their respective operations; provided that this subparagraph (i) shall be deemed not violated if, upon learning of any failure that would otherwise constitute a violation of this subparagraph (i), MAPL or any other Guarantor (x) promptly takes and diligently pursues reasonable steps to remedy such failure, and such failures and the outcome of such steps, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or (y) is contesting the purported violation in good faith by appropriate proceedings for which MAPL or such other Guarantor maintains adequate reserves;

(ii) Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in liability to MAPL or any other Guarantor or to adversely affect any real property owned or leased by any of them, in either case, pursuant to any applicable Environmental Law; and take reasonable efforts to prevent any other tenant, subtenant or contractor from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that would reasonably be expected to result in liability to MAPL or any other Guarantor or to adversely affect any real property owned or operated by MAPL or any other Guarantor, in either case, pursuant to any applicable Environmental Law; provided that this subparagraph (ii) shall be deemed not violated if, upon learning of any failure that would otherwise constitute a violation of this subparagraph (ii), MAPL or any other Guarantor promptly effects and diligently pursues a reasonable response, consistent with prudent environmental management and all applicable Environmental Laws, to such failure and any condition resulting from such failure, and such failures and conditions and such responses to them, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(j)	Revenues. Instruct NPC to send any revenues payable by NPC directly to the applicable Collateral Account;

(k)	Accounts. Cause the establishment and maintenance of the following accounts (collectively, the “Transaction Accounts”):

(i) a Debt Service Account;

STRICTLY CONFIDENTIAL

	(ii)	a Debt Service Reserve Account; and

	(iii)	a USD Collateral Account and a PHP Collateral Account for each of MSC and MPC, and, subject to the last proviso to clause (l) below, cause each other account established and maintained by the Borrower, MAPL or any other Guarantor to be subject to a control agreement in favor of the Collateral Agent (each such account referred to in this clause (iii), a “Collateral Account”, and collectively, the “Collateral Accounts”); provided that, the Borrower and the Guarantors shall be permitted to establish and maintain (x) payroll and tax payment accounts and accounts of a similar nature without such accounts being subject to such a control agreement so long as a balance in excess of USD100,000 is not maintained in all such accounts in the aggregate for longer than two consecutive Business Days in any calendar month and (y) existing accounts (or replacements thereof) established by MPC and MSC to maintain environmental guaranty funds, as required by Law, in an aggregate amount not to exceed USD10,000,000;

(l)	Collateral Accounts. Deposit all MSC USD NPC receivables and MPC USD NPC receivables into the MSC USD Collateral Account and MPC USD Collateral Account, respectively, each such Collateral Account located outside the Philippines and deposit all MSC PHP NPC receivables and MPC PHP NPC receivables into the MSC PHP Collateral Account and the MPC PHP Collateral Account, respectively, and deposit all other cash or proceeds received into a Collateral Account; provided that, so long as no Event of Default has occurred and is continuing or would result therefrom, funds received in the Collateral Account may be used by MAPL and the other Guarantors (i) for general corporate purposes, including, without limitation, operating expenses and maintenance capex; (ii) to fund the Debt Service Account; (iii) to fund the Debt Service Reserve Account; and (iv) to make Restricted Payments permitted under clause (d) of the Negative Covenants; provided further that following the occurrence and continuance of an Event of Default payment of the foregoing may be made at the direction of the Collateral Agent; provided further that the Borrower, MAPL and any other Guarantor may deposit funds not exceeding USD20,000,000 in the aggregate in accounts not consisting of Collateral Accounts for use by the Borrower, MAPL or any other Guarantor in the ordinary course of business;

(m)	Debt Service Account. Fund on a monthly basis the Debt Service Account in an amount equal to 1/6th of the principal of and interest on the Facility due and payable on the next Principal Payment Date, and maintain such funds in the Debt Service Account until such Principal Payment Date;

STRICTLY CONFIDENTIAL

	(n)	Debt Service Reserve Account. Maintain and fund the Debt Service Reserve Account in an amount equal to the Required Debt Service Reserve Amount; and

	(o)	Foreign Exchange. All requisite foreign exchange control approvals and other authorizations, if any, required by the Republic of the Philippines or any department or agency thereof will be validly obtained in a timely manner and, once obtained, will be kept current and in full force and effect to allow (i) for the maintenance of the Transaction Accounts and (ii) each Loan Party located in the Philippines to use its US Dollars or, where necessary, to purchase US Dollars from a person other than Philippine banks for the servicing of their respective obligations under the Finance Documents, other than those for which the failure to obtain or keep current and in full force and effect would not reasonably be expected to have a Material Adverse Effect.

Negative Covenants:	So long as the Facility remains available and/or any principal of or interest on the Facility or other amount is owing to any Lender or the Facility Agent thereunder, each of MAPL and the Borrower shall jointly and severally agree not to, and shall not permit any of the Subsidiary Guarantors, directly or indirectly, to:

	(a)	create, assume or permit to exist any Lien upon or over any of its Assets other than Permitted Liens;

	(b)	incur any Debt; provided, however, (i) the Borrower, MAPL and each other Guarantor may incur Additional Parity Debt pursuant to clause (c) below, (ii) the Borrower, MAPL and each other Guarantor may incur Permitted Debt and (iii) the Borrower, MAPL and each other Guarantor (other than MPC, MSC and MSIC) may incur Debt satisfying the conditions set forth in the following clauses (i)-(iii):

(i) after giving pro forma effect to such incurrence, the Consolidated Leverage Ratio as at the last day of the period of four consecutive fiscal quarters of MAPL for which financial statements are available ended immediately prior to the date such Debt is incurred is less than 3.75:1.0; provided that if at any time during such period, the Facility has not been incurred or the MAPL Restructurings have not been completed, the ratio described above for such period shall be determined on a pro forma basis after giving effect to the Facility and the MAPL Restructurings (to the extent completed), as if the Facility had been fully drawn and the MAPL Restructurings (to the extent completed) had occurred at the beginning of such period;

(ii) after giving pro forma effect to such incurrence, the Consolidated Interest Coverage Ratio is at least 3.0:1.0 for (x)

STRICTLY CONFIDENTIAL

the period of four consecutive fiscal quarters of MAPL for which financial statements are available ended immediately prior to the date such Debt is incurred; provided that if at any time during such period, the Facility has not been incurred or the MAPL Restructurings have not been completed, the ratio described above for such period shall be determined on a pro forma basis after giving effect to the Facility and the MAPL Restructurings (to the extent completed), as if the Facility had been fully drawn and the MAPL Restructurings (to the extent completed) had occurred at the beginning of such period; and (y) the next succeeding four consecutive fiscal quarters of MAPL (determined based upon projections prepared in good faith on the basis of assumptions which MAPL believes to be reasonable at the time made and certified by a Responsible Officer of MAPL); and

	(iii)	no Default or Event of Default shall occur and be continuing or would result therefrom;

(c)	incur any Additional Parity Debt unless (i) after giving pro forma effect to the incurrence of the Additional Parity Debt, the Parity Debt Service Coverage Ratio is at least 1.7:1.0 for the period commencing on the first day of the next fiscal quarter through the Final Maturity Date (determined based upon projections prepared in good faith on the basis of assumptions which MAPL believes to be reasonable at the time made and certified by a Responsible Officer of MAPL); and (ii) no Default or Event of Default shall occur and be continuing or would result therefrom;

(d)	declare, order, pay, make or set apart any sum for any Restricted Payment; except as follows:

	(i)	the Borrower, MAPL or any other Guarantor may make Restricted Payments to the Borrower, MAPL or any other Guarantor (and if such Guarantor (other than MAPL) is not a wholly owned Subsidiary, to its other holders of common capital stock on a pro rata basis);

	(ii)	the Borrower, MAPL and each other Guarantor may make (x) Excluded Payments and (y) any Restricted Payment contemplated by, or in furtherance of, the MAPL Restructurings;

	(iii)	the Borrower, MAPL or any other Guarantor may make Restricted Payments to any Person; provided that the following conditions in (1) through (7) have been met:

(1) either cash or cash equivalents in an amount equal to the Required Debt Service Reserve Amount shall be on deposit in the Debt Service Reserve Account or an Acceptable Letter of Credit issued by an Acceptable Letter of Credit Issuer

STRICTLY CONFIDENTIAL

in an undrawn stated amount not less than the Required Debt Service Reserve Amount shall have been issued to the Collateral Agent as beneficiary;

(2) there shall be on deposit in the Debt Service Account cash or cash equivalents in the amount required pursuant to clause (m) of the Affirmative Covenants;

(3) the Consolidated Interest Coverage Ratio is at least 3.0:1.0 for (A) the period of four consecutive fiscal quarters of MAPL for which financial statements are available ended immediately prior to the date of such Restricted Payment; provided that if at any time during such period, the Facility has not been incurred or the MAPL Restructurings have not been completed, the ratio described above for such period shall be determined on a pro forma basis after giving effect to the Facility and the MAPL Restructurings (to the extent completed), as if the Facility had been fully drawn and the MAPL Restructurings (to the extent completed) had occurred at the beginning of such period; and (B) each period of four consecutive fiscal quarters of MAPL for which financial statements are available ending on the next succeeding four fiscal quarters (determined based upon projections prepared in good faith on the basis of assumptions which MAPL believes to be reasonable at the time made and certified by a Responsible Officer of MAPL);

(4) the aggregate amount of Restricted Payments (other than Restricted Payments made with the proceeds of Additional Parity Debt) made since the Signing Date is less than Free Cash Flow since the Signing Date;

(5) after giving effect to such Restricted Payment, amounts sufficient to fund the Borrower’s obligations pursuant to “Mandatory Prepayment” as a result of any event having occurred giving rise to any obligation described under “Mandatory Prepayment” are available to the Borrower;

(6) no default or event of default shall occur and be continuing or would result therefrom; and

(7) NPC shall not have breached its obligations under either ECA, if any such breach would reasonably be expected to have a Material Adverse Effect;

(e)	engage in any business other than (i) the businesses engaged in by the Loan Parties on the Signing Date, and (ii) such other lines of business as may be reasonably related thereto (including, for the avoidance of doubt, utility businesses in the Philippines and any other energy or power related businesses) and, with respect to MPC and MSC, in the

STRICTLY CONFIDENTIAL

Philippines;

(f)	Dispose of any Assets excluding:

	(i)	the Disposition of obsolete, uneconomic or worn out property, or property which in the good faith judgment of the Borrower, MAPL or any other Guarantor, as applicable, is no longer useful in its business; provided, however, that any Disposition of Assets by MPC or MSC shall not impair in any material respect the ability of MPC or MSC to perform its obligations under the ECAs;

	(ii)	the Disposition of inventory in the ordinary course of business;

	(iii)	Dispositions of cash equivalents or other short-term investments;

	(iv)	the Disposition by the Borrower, MAPL or any other Guarantor of power, capacity, fuel and other products or services in the ordinary course of business (it being understood that ordinary course of business shall not impose a limitation on the volume of any transaction);

	(v)	any Disposition of Assets or related series of Dispositions of Assets of the Borrower, MAPL or any other Guarantor; provided, however, that any Disposition of Assets by MPC or MSC shall not impair in any material respect the ability of MPC or MSC to perform its obligations under the ECAs; provided further that none of the Borrower, MAPL or the other Guarantors shall Dispose of any equity interest in MPC or MSC other than (x) to comply with the IPO Requirement or (y) as permitted by clause (g)(i) in Negative Covenants below;

	(vi)	Restricted Payments permitted under clause (d) of the Negative Covenants; and

	(vii)	Compromises and settlements of claims against third-parties and Dispositions of Assets in connection with the settlement of claims and litigation; provided, however, that any Disposition of Assets by MPC or MSC shall not impair in any material respect the ability of MPC or MSC to perform its obligations under the ECAs;

(g)	other than in connection with, or in furtherance of, the MAPL Restructurings, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its property or business, except that:

	(i)	(x) any Guarantor (other than MPC or MSC) may merge, consolidate, amalgamate with or dispose of all or substantially

STRICTLY CONFIDENTIAL

all of its property or business to, the Borrower or another Guarantor, or any Person, which immediately following such transaction will be a Guarantor and (y) MPC or MSC may merge, consolidate, amalgamate with or dispose of all or substantially all of its property or business to, the Borrower or any Subsidiary Guarantor, or any Person, which immediately following such transaction will be a Subsidiary Guarantor, provided that (A) no Default or Event of Default exists or shall occur and be continuing or would result therefrom and (B) such action will not result in the Parity Debt Service Coverage Ratio falling below the limit set forth in clause (c)(i) of the Negative Covenants;

(ii) any Loan Party may dispose of all or substantially all of its property or business in a transaction which does not violate the Asset Sale covenant; and

(iii) except for MAPL, MSC and MPC, any Guarantor may liquidate, wind-up or dissolve if MAPL determines in good faith that such liquidation, winding-up or dissolution is in the best interests of MAPL and is not materially disadvantageous to the Lenders;

(h)	lease any property as lessee in connection with a sale and leaseback transaction except to the extent that the sale of the relevant Asset (and, in the case of MPC and MSC, only if such asset is a Non-replacement Asset) (i) is otherwise permitted under clause (f) of these Negative Covenants and (ii) the lease of such Asset is permitted under clauses (a) and either (b) or (c) of these Negative Covenants;

(i)	enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management or advisory fees, with any Affiliate (other than the Borrower, MAPL or any other Guarantor and other than in connection with the MAPL Restructurings), unless such transaction is (i) otherwise permitted under the Facility, and (ii) either (x) upon fair and reasonable terms no less favorable to the Borrower, MAPL or such other Guarantor, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (y) structured as a commercially reasonable and fair allocation of costs, including corporate overhead costs;

(j)	(i) terminate or agree to any amendment, restatement, supplement or other modification to, or waive any of its rights under (1) any Organizational Certificate or Organizational Document in any material respect or (2) other than in connection with a Permitted NPC Change Event, the Pagbilao Performance Undertaking or the Sual Performance Undertaking or (ii) other than in connection with a Permitted NPC Change Event, agree to any amendment, restatement, supplement or other modification to or waive any of its rights under any material provision of any Material Contract, if such amendment, restatement,

STRICTLY CONFIDENTIAL

supplement, modification or waiver (1) would be reasonably likely to have a Material Adverse Effect or (2) after giving effect thereto, a Default or Event of Default shall occur and be continuing or would result therefrom;

(k)	make any advance, loan, extension of credit (by way of a guarantee or otherwise) or capital contribution to, or purchase of capital stock, bonds, notes, debentures or other debt securities of, any person (all of the foregoing “Investments”), except:

	(i)	extensions of trade credit in the ordinary course of business;

	(ii)	Investments in cash and cash equivalents;

	(iii)	loans and advances to employees of the Borrower, MAPL or any other Guarantor made by the Borrower, MAPL or such other Guarantor in the ordinary course of business (including for travel, entertainment and relocation expenses);

	(iv)	Investments which constitute proceeds of any permitted Disposition or which are permitted to be reinvested in accordance with clause (i) or (iv) of the section headed Mandatory Prepayment above;

	(v)	Investments by the Borrower, MAPL or any other Guarantor in the Borrower, MAPL or any other Guarantor;

	(vi)	any acquisition of Investments solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of MAPL;

	(vii)	Investments represented by obligations under permitted hedging arrangements;

	(viii)	any Investment in a Person, if as a result of such Investment, such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower, MAPL or any other Guarantor;

	(ix)	any Investments received (i) in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower, MAPL or any other Guarantors, including (A) obligations of financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (B) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (ii) in compromise or resolution of litigation, arbitration or other disputes, or (iii) on account of any claim against, or an interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or

STRICTLY CONFIDENTIAL

recapitalization of such other Person or (B) as a result of a bona fide foreclosure by the Borrower, MAPL or any of the other Guarantors with respect to any claim against any other Person;

		(x)	any Investment existing or committed to on the Signing Date and listed on a schedule to be attached to the Finance Documents;

		(xi)	Investments of funds at the time available to be made as a Restricted Payment in compliance with clause (d); and

		(xii)	in addition to Investments otherwise expressly permitted by this paragraph, Investments by the Borrower, MAPL or any of the other Guarantors in an aggregate amount (valued at cost) not to exceed USD25,000,000 at any time outstanding during the term of the Facility;

	(l)	enter into any interest rate or currency hedging agreement other than hedging agreements entered into the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or currency exchange rates; or

	(m)	permit the fiscal year of MAPL to end on a day other than December 31 or change MAPL’s method of determining fiscal quarters.

Additional Financial Covenants for Facility:	So long as the Facility remains outstanding or any other amount is owing to any Lender or the Facility Agent thereunder, each Loan Party shall jointly and severally agree not to, and not to permit any of the other Guarantors to, directly or indirectly:

(a) Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of MAPL for which financial statements are available to exceed 4.75:1.0; provided that if at any time during such period, the Facility has not been incurred or the MAPL Restructurings have not been completed, the ratio described above for such period shall be determined on a pro forma basis after giving effect to the Facility and the MAPL Restructurings (to the extent completed), as if the Facility had been fully drawn and the MAPL Restructurings (to the extent completed) had occurred at the beginning of such period;

(b) Permit the Parity Debt Service Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of MAPL for which financial statements are available to be less than 1.3:1.0; provided that if at any time during such period, the Facility has not been incurred or the MAPL Restructurings have not been completed, the ratio described above for such period shall be determined on a pro forma basis after giving effect to the Facility and the MAPL Restructurings (to the extent completed), as if the Facility had been fully drawn and the MAPL Restructurings (to the extent completed) had occurred at the beginning of such period.

STRICTLY CONFIDENTIAL

Events of Default:	The occurrence of any of the following events shall constitute an Event of Default:

	(a)	(i) Principal due and payable under the Facility shall not be paid within five days after its due date in respect of amortization payments and when due in respect of the payment due on its final maturity date or (ii) interest, fees and other amounts due and payable under the Facility shall not be paid in full within five days after its due date; or

	(b)	Any Loan Party does not perform or comply with (i) any of the agreements described under Negative Covenants (other than the Lien Covenant and the Transaction with Affiliates Covenant, clauses (a) and (i) of Negative Covenants, respectively), the Affirmative Covenant described in clause (c)(v) of Affirmative Covenants above or Additional Financial Covenants for Facility described above, (ii) any other agreement contained in the Finance Documents not referred to in sub clause (i) of this clause (b) and, if such nonperformance or noncompliance is capable of remedy, such nonperformance or noncompliance shall continue for 30 days after notice to the Borrower or any Guarantor from the Facility Agent or the Majority Lenders, or (iii) the agreements contained in the Lien covenant and the Transaction with Affiliates covenant described above, if such nonperformance or noncompliance is capable of remedy, such nonperformance or noncompliance shall continue for 15 days after notice to the Borrower or any Guarantor from the Facility Agent or the Majority Lenders; or

	(c)	Any one or more of any Loan Party’s representations and warranties made in the Finance Documents or that is contained in any certificate, document or financial or other statement furnished by it under or in connection with any Finance Document proves to have been incorrect in any material respect when made or deemed made and the subject of such incorrect representation or warranty would reasonably be expected to have a Material Adverse Effect; or

	(d)	Any Loan Party shall fail to pay any principal of or premium or interest on any Debt of such Person that is outstanding in a principal or notional amount equal to or in excess of USD25,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or (y) any other event shall occur or condition shall exist under the agreement or instrument relating to any such Debt, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition, is to accelerate the maturity of such Debt by reason

STRICTLY CONFIDENTIAL

of default; or

(e)	Any judgment or order for the payment of money in excess of USD25,000,000 shall be rendered against the Borrower or any Material Guarantor and there shall be any period of sixty (60) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(f)	Except as set forth in clause (g)(iii) of Negative Covenants, the Borrower or any Material Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the U.S. Bankruptcy Code (as now or hereafter in effect) or any similar law of any applicable jurisdiction, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, or (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the U.S. Bankruptcy Code or any similar law of any applicable jurisdiction; or a proceeding or case shall be commenced, without the application or consent of such designated party, in any court of competent jurisdiction, seeking (x) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (y) the appointment of a trustee, receiver, custodian, liquidator or the like of such designated party or of all or any substantial part of its assets, or (z) similar relief in respect of such designated party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue unstayed and in effect for a period of sixty (60) or more days; or

(g)	(i) Any Security Document shall for any reason be asserted in writing by the Borrower or any Material Guarantor not to be a legal, valid and binding obligation of any party thereto or any security interest purported to be created by any Security Document shall for any reason be asserted in writing by the Borrower or any Material Guarantor not to be a valid and perfected security interest (having the priority required by the Credit Agreement and the relevant Security Document) in the securities, assets or properties covered thereby, (ii) any security interest purported to be created by any Security Document and to extend to Assets that are material to MAPL and its Subsidiaries on a consolidated basis shall cease to be a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the

STRICTLY CONFIDENTIAL

extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents; (iii) any Subordinated Debt shall cease for any reason to be validly subordinated to the Obligations or the Guaranty and, at such time, the borrower of such Debt is not permitted to incur such Debt under either clauses (b) or (c) of the Negative Covenants; or (iv) any intercreditor agreement in respect of Subordinated Debt shall for any reason be asserted in writing by the Borrower or any Material Guarantor not to be a legal, valid and binding obligation of any party thereto or shall otherwise cease to be enforceable; or

	(h)	The guarantee of any Guarantor shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing; or

	(i)	Except in connection with a Permitted NPC Change Event, either the MPC ECA or MSC ECA shall cease, for any reason, to be in full force and effect prior to its stated termination date; either MPC or MSC shall abandon or cease to have the right to possess and use any portion of its assets necessary to perform its obligations under the ECA to which it is a party; either MPC or MSC shall breach its respective ECA, if any such breach would reasonably be expected to have a Material Adverse Effect; or

	(j)	An Event of Loss shall occur; or

	(k)	An Expropriation Event shall occur; or

	(l)	Except in connection with a Permitted NPC Change Event, the Pagbilao Performance Undertaking or the Sual Performance Undertaking shall cease, for any reason, to be in full force and effect or the Republic of the Philippines shall so assert in writing; or

	(m)	An ERISA Event shall occur that, alone, or together with any other ERISA Event(s) that have occurred, could reasonably be expected to have a Material Adverse Effect; or

	(n)	The Republic of the Philippines shall issue, adopt or approve any law, rule or regulation that restricts, for a period of at least 60 consecutive days, the ability of the Borrower, MAPL or any other Guarantor to transfer funds to any Transaction Account outside the Republic of the Philippines if such restriction would reasonably be expected to have a Material Adverse Effect.

Conditions Precedent:	The Facility available is subject to the satisfaction of the following conditions precedent:

STRICTLY CONFIDENTIAL

(i)	Organizational documents of the Borrower and the Guarantors are filed and in good standing with the applicable jurisdictions;

(ii)	Compliance with account opening processes under Arranger and Lender guidelines;

(iii)	Borrower and Guarantors securing all necessary regulatory and corporate approvals, including receipt of board resolutions;

(iv)	Receipt of all necessary authorizations, approvals and/or consents required in connection with the repayment of all existing Debt of MPC and MSC;

(v)	Receipt of ratings by Standard & Poor’s and Moody’s on the Facility, no minimum ratings required;

(vi)	Preparation, completion and execution of satisfactory documentation, perfection of security available on the Closing Date and receipt of customary officers’ certificates and satisfactory legal opinions;

(vii)	Accuracy and completeness of all representations made by the Borrower and Guarantors;

(viii)	No Default or Event of Default;

(ix)	Payment of all fees then payable to the Facility Agent and the Lenders and all other reasonable and documented expenses then payable;

(x)	No additional Debt has been incurred by MPC or MSC other than as set forth on a schedule to the Credit Agreement;

(xi)	Receipt of (a) MAPL’s consolidated balance sheets, income statements and cash flow statements, MPC’s unconsolidated balance sheets, income statements and cash flow statements, and MSC’s unconsolidated balance sheets, income statements and cash flow statements, in each case, as of the end of and for the past three fiscal years, duly certified by the independent accountants of MAPL, MPC and MSC as being prepared in accordance with IFRS and (b) MAPL’s unaudited consolidated balance sheets, income statements and cash flow statements (which are not prepared with disclosure notes), MPC’s unaudited unconsolidated balance sheets, income statements and cash flow statements (which are not prepared with disclosure notes), and MSC’s unaudited unconsolidated balance sheets, income statements and cash flow statements (which are not prepared with disclosure notes), in each case, as of the end of and for the first fiscal quarter of 2006, duly certified (subject to year-end adjustments) by a Responsible Officer of MAPL, MPC or MSC, as applicable, as having been prepared in accordance with IFRS and as having been fairly stated in all material respects;

(xii)	Receipt of pro forma consolidated balance sheet of MAPL and its

STRICTLY CONFIDENTIAL

Subsidiaries as at the date of the most recently delivered consolidated balance sheet and a pro forma statement of operations for the year ended December 31, 2005, in each case adjusted for the MAPL Restructurings (as and to the extent completed prior to the Signing Date) as if such transactions had occurred on such date or with respect to the pro forma statements of operations, had occurred on the first day of the year ended December 31, 2005;

	(xiii)	Receipt of the report of the Independent Engineer;

	(xiv)	Delivery of the Facility, the Guaranty and other security documents that are available to be delivered on the Signing Date (the “Closing Security Documents”) satisfactory to the Lenders;

	(xv)	The Facility Agent shall have received the results of a recent lien search in each of the jurisdictions where assets where the Loan Parties are located, and such search shall reveal no Liens on any of the Assets of the Loan Parties except for Liens permitted under the Finance Documents or Liens discharged on or prior to the Drawdown Date pursuant to documentation satisfactory to the Facility Agent;

	(xvi)	Each document required by the Security Documents or under Law or reasonably requested by the Facility Agent to be filed, registered or recorded in order to create in favor of the Facility Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted under the Finance Documents) shall be in proper form for filing, registration and recordation; and

	(xvii)	Delivery of an insurance certificate or cover note of MPC’s and MSC’s insurers or insurance agents describing insurance policies that are in place.

Assignment and Transfer:	The Lenders shall have the right to transfer or assign to one or more Persons all or a portion of its rights and obligations under the Facility with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender (including any potential member of the general syndicate of Lenders that has been identified to MAPL or the Borrower), an Affiliate of a Lender or (ii) an event of default has occurred and is continuing and (b) the Facility Agent. In the case of partial assignments (other than to another Lender, an Affiliate of a Lender or an approved fund), the minimum assignment shall be USD1,000,000, unless otherwise agreed by the Borrower and the Facility Agent.

Amendment and Waiver:	Amendment and waiver of the Facility and any other Finance Document may be effected by the Majority Lenders and the Borrower; provided, however, that no such amendment or waiver shall (a) without the consent of each Lender affected (i) reduce the Interest (other than Default Interest), (ii) change the time, place or payment to be made under the Facility; (iii) extend the term or the Facility; (iv) amend the definition of “Majority Lenders” or voting rights of such Lender, (v) release all or substantially all of the Guarantors from their guaranty or all or

STRICTLY CONFIDENTIAL

substantially all of the Collateral, or (b) amend the agency provisions in the Facility without the consent of the Facility Agent. A provision will be included permitting the Borrower to replace any Lender that does not consent to any amendment or waiver requiring unanimous consent if it is agreed by Majority Lenders.

Taxes; Increased Costs:	All amounts payable by the Borrower and the Guarantors under the Facility shall be made without withholding or deduction for or on account of any taxes, duties or governmental charges (“Withholdings and Deductions”). In the event that any Withholdings and Deductions should be imposed or levied in respect of the Facility, the Borrower and the Guarantors will make such additional payments to the Lenders as are necessary for the Lenders to receive those amounts as though such Withholdings and Deductions had not been made.

The Loan Parties will indemnify each Lender and will hold each Lender harmless for its actual and documented losses, if any, due to decreased revenues or increased costs associated with a change in Law affecting the Facility; provided, however, the Loan Parties shall not be required to compensate a Lender pursuant for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

Upon the occurrence of any event giving rise to any Withholdings and Deductions or increased costs with respect to a Lender, such Lender shall use reasonable efforts to designate another lending office for any loans affected by such event with the object of avoiding or mitigating the consequences of such event, provided that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal or regulatory disadvantage.

Breakage Costs:	The Borrower will indemnify each Lender for actual and documented breakage costs resulting from (a) any payment or prepayment of principal under the Facility when such payment or prepayment is made on a day other than the last day of the relevant Interest Period; (b) default by the Borrower in making a borrowing of or continuation of loans after the Borrower has given a notice requesting the same in accordance with the provisions of the Finance Documents; or (c) default by the Borrower in making any prepayment of the Facility after the Borrower has given a notice thereof in accordance with the provisions of the Finance Documents. All breakage costs shall be supported by detailed calculations and written evidence to the Borrower.

Expenses and Indemnification:	The Borrower shall (a) pay or reimburse the Facility Agent for all its reasonable and documented out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, the Finance Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Facility Agent

STRICTLY CONFIDENTIAL

and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Drawdown Date (in the case of amounts to be paid on the Drawdown Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Facility Agent shall deem appropriate, (b) pay or reimburse each Lender and the Facility Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under the Finance Documents and any such other documents, including the fees and disbursements of one counsel to the Lenders and the Facility Agent, (c) pay, indemnify, and hold each Lender and the Facility Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of the Finance Documents and any such other documents, and (d) pay, indemnify, and hold each Lender and the Facility Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of the Finance Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Facility or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any of MAPL and the other Guarantors or any of its Assets and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Finance Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this provision shall be payable not later than 10 days after written demand therefor. The agreements in this provision shall survive repayment of the Facility and all other amounts payable thereunder.

Governing Law	New York law (or appropriate local law in the case of Security) and submission to New York courts. Each party to the Facility will waive any right to trial by jury.

STRICTLY CONFIDENTIAL

Appendix A
          Set forth below is a summary of certain defined terms used in the Term Sheet.
          “Acceptable LC Issuer” means an office located in the United States, Hong Kong or Singapore of a bank or trust company or branch thereof that has a long-term deposit rating of at least A3 by Moody’s and A- by S&P.
          “Acceptable Letter of Credit” means an irrevocable letter of credit issued to the Collateral Agent for the benefit of the Lenders, which (a) is issued by an Acceptable LC Issuer, (b) by its terms has an initial expiration date at least 364 days beyond its date of issuance, and (c) requires the issuer thereof to provide at least 20 Business Days’ notice to the Collateral Agent of the renewal or nonrenewal thereof.
          “Additional Parity Debt” means (i) any Debt (including Capital Lease Obligations) of MAPL, the Borrower or any other Guarantor secured equally and ratably with the Facility and (ii) any other Debt of MPC, MSC or MSIC not otherwise described in clause (i) of this definition.
          “Affiliate” as to any Person, means any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.
          “Assets” with respect to any Person means all or any part of its business, property and assets, both tangible and intangible, wherever situated.
          “Asset Sale” means the Disposition or related series of Dispositions of any Assets (excluding any such Disposition (A) permitted by items (i) through (iv), (vi) and (vii) of clause (f) of the Negative Covenants, (B) in accordance with, or in furtherance of, the MAPL Restructurings, (C) of Non-replacement Assets and (D) of any equity interest in Mirant Ilijan or New Ilijan Holdco) that yields gross proceeds to any of the Borrower, MAPL or any other Guarantor (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of USD20,000,000.
          “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with IFRS.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) who becomes, after the Signing Date, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of MAPL entitled to vote for members of the board of directors or equivalent governing body of MAPL on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right). Notwithstanding the foregoing, any change in any

STRICTLY CONFIDENTIAL

beneficial owner of Mirant Corporation, as of or following the Signing Date, shall not, for any purposes hereof, constitute a Change of Control.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
          “Confidential Information Memorandum” or “CIM” means the confidential information memorandum to be distributed to the Lenders in connection with the Facility.
          “Consolidated Interest Coverage Ratio” means, for any period, the ratio of (x) EBITDA for such period to (y) Corporate Interest for such period.
          “Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (x) Consolidated Total Debt as at such day to (y) EBITDA for such period.
          “Consolidated Total Debt” means, at any date, the aggregate principal amount of all Debt of MAPL and the other Guarantors at such date, determined on a consolidated basis in accordance with IFRS.
          “Contracted Business” means the business of MPC and MSC other than those business activities unrelated to the performance under the ECAs.
          “Contracted Business EBITDA” means, for any period, (i) the consolidated income from continuing operations, after withholding taxes accrued for such period in accordance with IFRS, but before income taxes and minority interest of the Contracted Business, plus (ii) consolidated depreciation and amortization of the assets utilized in the Contracted Business, plus (iii) Parity Interest, plus (iv) aggregate finance lease receivable at the beginning of such period less aggregate finance lease receivable at the end of such period relating to the Contracted Business; provided that Contracted Business EBITDA shall not include the effects of (i) gains and losses on sales or dispositions of Assets, (ii) non-recurring items and (iii) non-cash expenses (other than withholding taxes accrued for such period as described in clause (i) above) and non-cash gains and losses, including the non-cash portion of revenues from levelized capacity fees from the MSC ECA.
          “Contracted Business Income Taxes” means, for any taxable period, the amount of Philippine income tax actually due and payable by MSC and MPC as a result of taxable income attributable to the Contracted Business for such period.
          “Contracted Business Non-discretionary Capital Expenditures” means, for any period, capital expenditures for such period arising out of, or relating to, the Contracted Business and necessary to meet the requirements of the ECAs; provided that Contracted Business Non-discretionary Capital Expenditures shall exclude any such capital expenditures to the extent reimbursed or reimbursable (as determined in good faith by a Responsible Officer) with the proceeds of insurance.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” has the meaning set forth in rule 12b 2 promulgated under the Securities Exchange Act of 1934. The term “Controlled” shall have the correlative meaning.
          “Corporate Interest” means, for any period, the total interest expense accrued (including that attributable to Capital Lease Obligations) of the Borrower, MAPL and the Subsidiary Guarantors for such period with respect to all outstanding Debt of the Borrower, MAPL and the Subsidiary Guarantors on a consolidated

STRICTLY CONFIDENTIAL

basis (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs or benefits under hedging agreements in respect of interest rates to the extent such net costs or benefits are allocable to such period in accordance with IFRS).
          “Credit Agreement” means the credit agreement to be entered into by the Borrower, the Facility Agent and the Lenders in connection with the Facility.
          “Debt” of any Person at any date means, without duplication:
          (a) all indebtedness of such Person for borrowed money,
          (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business),
          (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,
          (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),
          (e) all Capital Lease Obligations of such Person,
          (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, surety bonds or similar arrangements, and all reimbursement obligations in respect of drawn letters of credit, except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence,
          (g) the liquidation value of all Disqualified Stock of such Person,
          (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above,
          (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and
          (j) for the purposes of the event of default relating to cross acceleration only, all obligations of such Person in respect of interest rate or currency hedging agreements.
The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.
     “Disposition” means, with respect to any Asset, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

STRICTLY CONFIDENTIAL

          “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
     (1)      matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
     (2)      is convertible or exchangeable for Debt or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of MAPL or any other Guarantor); or
     (3)      is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the Final Maturity Date; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Finance Documents) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the issuer may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance with the financial covenants, the Restricted Payments covenant and the Asset Sale covenant.
          “EBITDA” means, for any period, with reference to MAPL’s consolidated financial statements (a) income from continuing operations, after withholding taxes accrued for such period in accordance with IFRS, but before income taxes and minority interest; plus (b) depreciation and amortization; plus (c) Corporate Interest; plus (d) aggregate finance lease receivable at the beginning of such period less aggregate finance lease receivable at the end of such period; provided, however, that in determining EBITDA, the amounts referred to in clause (a) above for a consolidated Subsidiary of MAPL that is not a Loan Party will be included only to the extent that distributions or dividends are actually received from such Subsidiary. EBITDA shall not include the effects of (i) gains or losses on sales or dispositions of Assets, (ii) non-recurring items, and (iii) non-cash expenses (other than withholding taxes accrued for such period as described in clause (a) above) and non-cash gains or losses, including the non-cash portion of revenues from levelized capacity fees from the MSC ECA. EBITDA shall include distributions or dividends actually received from minority equity investments to the extent the income with respect thereto is not otherwise included in the calculations of clause (a) hereto.
          “ECA” means the MPC ECA or the MSC ECA, or both, as the context may require.
          “Environmental Laws” means any and all laws (including common law), statutes, codes, rules, regulations, ordinances, decrees, orders, and other enforceable requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as have been, are now, or at any time hereafter are in effect.
          “Environmental Permit” means any and all permits, licenses, registrations, approvals, notifications, exemptions and any other authorization issued pursuant to or required under any Environmental Law.
          “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

STRICTLY CONFIDENTIAL

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (b) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (d) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization within the meaning of Title IV of ERISA.
          “Event of Loss” means the loss of all or substantially all of the Assets of MPC or MSC or a permanent loss of the rights to the use thereof, due to destruction or damage thereto that renders MPC or MSC unable to perform its obligations under the ECAs.
          “Excluded Payments” means any Restricted Payments made, directly or indirectly, in an amount equal to (i) the proceeds of the Facility, (ii) the proceeds received by MAPL or any other Guarantor in connection with the redemption of preferred shares in Mirant (British Virgin Islands) I Investments, Ltd. currently owned by Mirant (Philippines) Corporation, and (iii) cash on hand on the Signing Date.
          “Expropriation Event” means any action or series of actions by any Governmental Authority (including without limitation any proceeding, legislation, decree or any other action) (i) to condemn, nationalize, seize or expropriate all or a substantial portion of the Assets or Capital Stock of MPC or MSC, or (ii) to assume custody or control of such Assets or Capital Stock of MPC or MSC, or (iii) for the dissolution or disestablishment of MPC or MSC.
          “Finance Documents” means the Credit Agreement and related loan and security documents to be entered into in connection with the Facility.
          “Free Cash Flow” means for any fiscal period of MAPL, without duplication, (a) EBITDA for such period minus (b) Corporate Interest for such period minus (c) the aggregate amount of any cash payments made in respect of taxes (to the extent not deducted in calculating EBITDA) during such period by MAPL or any of its consolidated Subsidiaries net of cash tax refunds for such period minus (d) the aggregate amount of all scheduled principal payments of Debt, if any, of MAPL and its consolidated Subsidiaries made during such period minus (e) capital expenditures made by MAPL and its consolidated Subsidiaries for such period (other than capital expenditures made or financed or refinanced with (x) net cash proceeds of Asset Sales, (y) net cash proceeds of events giving rise to a Mandatory Prepayment which are permitted to be reinvested in accordance with clause (i) or (iv) of the section headed Mandatory Prepayment above, and (z) the proceeds of the incurrence of Debt) plus (f) amounts received by MAPL, or its consolidated Subsidiaries during such period pursuant to equity offerings or with respect to equity contributions made by an Affiliate of MAPL or Subordinated Debt of an Affiliate of MAPL plus (g) without duplication of the amount set forth in clause (h) below, the net cash proceeds of any Disposition or related series of Dispositions of any Assets that are not an Asset Sale and that yields gross proceeds to any of the Borrower, MAPL or any other Guarantor (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) plus (h) the net cash proceeds of any Disposition or related series of Dispositions of any equity interest in Mirant Ilijan or New Ilijan Holdco; provided that, in the case of any consolidated Subsidiary of MAPL whose contribution to EBITDA is reduced in accordance with the proviso

STRICTLY CONFIDENTIAL

to the first sentence of the definition of “EBITDA”, the amounts deducted from Free Cash Flow in accordance with clauses (b), (c), (d), and (e) above for such Subsidiary shall, in each case, be reduced by an amount equal to the percentage of such deduction corresponding to the percentage of the EBITDA of such Subsidiary not taken into account to determine EBITDA for such period.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by MAPL in good faith.
          “IFRS” means the international financial reporting standards in effect from time to time except to the extent that a calculation hereunder refers to IFRS as of the date hereof.
          “Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
          “Independent Engineer” means Granherne Inc.
          “IPO Requirement” means the public offering requirement under the Rules and Regulations implementing the Omnibus Investments Code of 1987, Rule VIII, Section 1, and the Electric Power Industry Reform Act of 2001.
          “Law” includes any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty, other legislative measure or any determination of an arbitrator or a court or other Governmental Authority having the force of law (and “lawful” and “unlawful” shall be construed accordingly).
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale

STRICTLY CONFIDENTIAL

or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Majority Lenders” means Lenders having or holding more than 50% of the sum of the aggregate exposure of all Lenders.
          “MAPL Restructurings” means the transactions in furtherance of, or resulting in, (i) the divestiture by MAPL or any of its Subsidiaries of any of the Persons (or assets owned by such Persons) to be identified on a schedule to the Credit Agreement and (ii) the redemption of the preferred shares in Mirant (British Virgin Islands) I Investments, Ltd. currently owned by Mirant (Philippines) Corporation; provided that no Default or Event of Default has occurred and is continuing or would result therefrom.
          “Material Adverse Effect” means a material adverse change in, or material adverse effect on, (i) the financial condition, operations, business or Assets of the Borrower and the Guarantors which would have a material adverse effect on the ability of the Borrower or the Guarantors, taken as a whole, to pay amounts owed by them from time to time under the Facility and the other Finance Documents or (ii) the validity or enforceability of the Facility or any of the Finance Documents against the Borrower or any Guarantor which would have a material adverse effect on the rights, remedies and benefits available to, or conferred upon, the Facility Agent or the Lenders thereunder, taken as a whole.
          “Material Guarantor” means MPC, MSC, MSIC, MAPL and any other Guarantor that owns, directly or indirectly, any Capital Stock of MPC or MSC.
          “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos or asbestos-containing material, mold, radon or other radioactive substance, pollutant, contaminant, hazardous or toxic material or waste, and any other material regulated pursuant to or that would reasonably expected to give rise to liability under any applicable Environmental Law.
          “Material Contract” means the (i) each of the ECAs; (ii) the Sual Performance Undertaking and (iii) the Pagbilao Performance Undertaking.
          “MPC ECA” means the Energy Conversion Agreement for a coal fired thermal power station at Barangay Ibabang Pulo, Pagbilao, Quezon, Philippines between NPC and MAP Pagbilao Limited, dated November 9, 1991, as amended by the Accession Undertaking, dated January 28, 1992, between NPC, MAP Pagbilao Limited and MPC, and as supplemented by the Supplemental Agreement, dated November 24, 1997, between NPC, MAP Pagbilao Limited and MPC, and as supplemented by the General Framework Agreement and its implementing agreements, as amended from time to time.
          “MSC ECA” means the Energy Conversion Agreement for a coal fired thermal power station at Sual, Pangasinan, Philippines between NPC and MAP Pangasinan Limited, dated May 20, 1994, as amended by Accession Undertaking, dated May 20, 1994, among NPC, MAP Pangasinan Limited and MSC, and as supplemented by the General Framework Agreement and its implementing agreements, as amended from time to time.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Non-replacement Asset” means any Asset acquired or constructed after the Signing Date, the purpose of which shall not be to replace an Asset of the Borrower, MAPL or any other Guarantor in existence or in use prior to the Signing Date.

STRICTLY CONFIDENTIAL

          “Organizational Certificate” means, with respect to any Person, the certificate or articles of incorporation, partnership or limited liability company or any other similar or equivalent organizational, charter or constitutional certificate or document filed with the applicable Governmental Authority in the jurisdiction of its incorporation, organization or formation.
          “Organizational Documents” means, with respect to any Person, the by laws, partnership agreement, limited liability company agreement, operating agreement, management agreement or other similar or equivalent organizational, charter or constitutional agreement or arrangement.
          “Pagbilao Performance Undertaking” means the performance undertaking of the Republic of the Philippines in respect of NPC’s obligations under the MPC ECA.
          “Parity Debt” means the Facility and any Additional Parity Debt.
          “Parity Debt Service” means, for any period, the sum of (i) total interest expense accrued of MAPL and the other Guarantors in respect of Parity Debt for such period (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs or benefits under hedging agreements in respect of interest rates to the extent such net costs or benefits are allocable to such period in accordance with IFRS), and (ii) all scheduled principal payments required to be made by MAPL and the other Guarantors on Parity Debt for such period; provided that for purposes of the Additional Parity Debt incurrence test set forth in clause (c) of the Negative Covenants, the interest payments in respect of outstanding floating rate Parity Debt (unless such floating rate debt is subject to a hedging obligation that effectively fixes the interest rate with respect to such floating rate Parity Debt) shall be calculated using the floating interest rate that is set as of the date of calculation.
          “Parity Debt Service Coverage Ratio” means, for any period, the ratio of (x) (i) Contracted Business EBITDA for such period less (ii) Contracted Business Non-discretionary Capital Expenditures for such period less (iii) Contracted Business Income Taxes for such period to (y) Parity Debt Service for such period.
          “Parity Interest” means interest and other costs as described in clause (i) of the definition of Parity Debt Service.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Debt” means:
     (a)      Debt of any Loan Party pursuant to any Finance Document;
     (b)      Debt of MAPL or the Borrower to any Guarantor and of any Guarantor to MAPL, the Borrower or any other Guarantor;
     (c)      Guarantee Obligations of MAPL or any other Guarantor (other than Guarantee Obligations of MPC, MSC and MSIC) of Debt incurred by MAPL, the Borrower or any other Guarantor in accordance with the negative covenants; provided that in the event such Debt that is being guaranteed is Subordinated Debt, then the related Guarantee Obligation shall be subordinated in right of payment to the Debt of any Loan Party pursuant to any Finance Document and Guarantee Obligations of any Guarantor in respect of such Debt;

STRICTLY CONFIDENTIAL

     (d)      Debt outstanding on the date hereof and listed on a schedule to be attached to the Finance Documents and any refinancings, refundings, renewals or extensions thereof (without increasing the principal, or shortening the maturity thereof);
     (e)      Subordinated Debt of the Borrower, MAPL or any other Guarantor (other than Subordinated Debt of MSIC, MPC and MSC) issued solely for cash proceeds;
     (f)      Debt (including Capital Lease Obligations) of the Borrower, MAPL or any other Guarantor and purchase money obligations, in each case, to finance the acquisition, construction or improvement of assets of the Borrower, MAPL or any other Guarantor and any extensions, renewals, refinancings and replacements thereof, in an aggregate principal amount, including all refinancing Debt incurred to refund, defease, renew, extend, refinance or replace any Indebtedness Incurred pursuant to this clause (f); provided that the aggregate amount of Debt incurred in reliance upon this clause (f) by MPC, MSC and MSIC may not to exceed USD25,000,000 at any time outstanding; provided further, that the aggregate amount of Debt incurred in reliance upon this clause (f) by the Borrower, MAPL or any other Guarantor (other than MPC, MSC and MSIC) may not to exceed USD50,000,000 at any time outstanding;
     (g)      In addition to the items referred to in clauses (a) through (f) above, Debt of the Borrower, MAPL or any other Guarantor in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Debt incurred pursuant to this clause (g) and then outstanding, will not exceed USD20,000,000 at any time outstanding; and
     (h)      Reimbursement and other repayment obligations in respect of advances made to the Borrower or any Guarantor by a third-party insurer in respect of an insurable event for which the Borrower or such Guarantor has made a good faith claim to such insurer; provided that, the amount of any such advance shall not exceed the amount of the good faith claim to which it relates.
     “Permitted Liens” means:
     (a)      Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of MAPL or its Subsidiaries, as the case may be, in conformity with IFRS;
     (b)      carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendor’s and/or other Liens arising by operation of law and in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;
     (c)      pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (d)      deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (e)      easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of MAPL or any of its Subsidiaries;

STRICTLY CONFIDENTIAL

     (f)      Liens in existence on the Signing Date listed on a schedule to be attached to the Finance Documents (such schedule to be subject to the approval of CS), securing Debt in existence on the Signing Date and disclosed on a schedule to the Finance Documents, provided that no such Lien is spread to cover any additional property after the Signing Date and that the amount of Debt secured thereby is not increased;
     (g)      Liens securing Debt of MAPL or any other Guarantor (other than MPC, MSC and MSIC) incurred pursuant to the debt incurrence negative covenant to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt and (iii) the amount of Debt secured thereby is not increased;
     (h)      Liens created pursuant to the Security Documents;
     (i)      any interest or title of a lessor under any lease entered into by MAPL or any of its Subsidiaries in the ordinary course of its business and covering only the Assets so leased;
     (j)      Liens in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs or expenses where such action is being prosecuted or defended in the bona fide interest of MAPL or any other Guarantor;
     (k)      Liens described in any of sub paragraphs (f), (g), (h) or (l) of this definition and renewed or extended upon the renewal or extension or refinancing or replacement of the indebtedness secured thereby, provided that there is no increase in the principal amount of the indebtedness secured thereby over the principal, capital or nominal amount thereof (plus any accrued interest and prepayment premium) outstanding immediately prior to such refinancing;
     (l)      Liens on the property of a Person existing at the time such Person is merged into or consolidated with, or acquired by, the Borrower, MAPL or any other Guarantor thereof and not incurred in contemplation with such merger, consolidation or acquisition;
     (m)      Liens securing Additional Parity Debt; provided that contemporaneously with the incurrence of such Liens, effective provision is made to secure the Debt under the Finance Documents equally and ratably with the Debt secured by such Lien for so long as such Debt is so secured;
     (n)      Liens securing Debt permitted to be incurred pursuant to clause (g) of the definition of Permitted Debt;
     (o)      Liens not otherwise permitted by the negative pledge so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the Assets subject thereto exceeds (as to the Borrower and all Subsidiaries) USD5,000,000 at any one time; and
     (p)      Liens securing accounts not consisting of Collateral Accounts for use by the Borrower, MAPL or any other Guarantor in the ordinary course of business; provided that the aggregate amount of funds in such accounts do not exceed USD15,000,000 at any time.
          “Permitted NPC Change Event” means any event whereby NPC ceases to exist, loses its franchise or ceases to be controlled by the Republic of the Philippines, or ceases to be a party to the ECAs, and (a) a successor entity to NPC shall have assumed all of NPC’s obligations under the ECAs or entered into

STRICTLY CONFIDENTIAL

agreements on terms that are identical other than in immaterial respects as the ECAs and (b) each of MPC and MSC, as counterparty to the applicable ECA, remains entitled to the benefit of the Pagbilao Performance Undertaking and the Sual Performance Undertaking, respectively, or a replacement undertaking of the Republic of the Philippines on terms that are identical other than in immaterial respects.
          “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Principal Payment Date” means each scheduled date on which any portion of the principal of the Facility is due and payable.
          “Prudent Utility Practice” means at a particular time, (i) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive electric generating industry operating plants similar in size and scope to the MPC generation facilities and the MSC generation facilities in the Philippines at such time, or (ii) with respect to any matter to which clause (i) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things the requirements of insurance policies and the requirements of any governmental authority of competent jurisdiction.
          “Requirement of Law” means, as to any Person, the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any Law or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Responsible Officer” means the chief financial officer, the treasurer, the controller or another authorized officer.
          “Restricted Payment” means (i) any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock of the Borrower, MAPL, or any other Guarantor (other than dividends or distributions payable solely in common stock of the Person making such dividend or distribution), (ii) any payment or prepayment with respect to Subordinated Debt or any redemption, repurchase or voluntary defeasance of, or any voluntary segregation of funds with respect to, any Subordinated Debt, (iii) the purchase, redemption or other acquisition for value or any shares of any class of Capital Stock of the Borrower, MAPL or any Subsidiary or any warrants, rights or options to acquire any such shares now or hereafter outstanding, or reduce its capital or (iv) investments in Unrestricted Subsidiaries.
          “Solvent” means, with respect to any Person, as of any date of determination: (a) the fair market value of its assets exceeds the aggregate amount of its liabilities (taking into account its contingent liabilities); (b) it is then able and expects to be able to pay its debts as they mature; and (c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

STRICTLY CONFIDENTIAL

          “Sual Performance Undertaking” means the performance undertaking of the Republic of the Philippines in respect of NPC’s obligations under the MSC ECA.
          “Subordinated Debt” means the issuance by MAPL, the Borrower and any other Guarantor, unsecured subordinated debt where either (i) the subordination provisions of such debt shall be at least as favorable to the Lenders as the subordination provisions to be agreed and attached to the Facility; or (ii) the subordination provisions shall be in all respects satisfactory to the Facility Agent.
          “Subsidiary” as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in the Finance Documents shall refer to a Subsidiary or Subsidiaries of MAPL.
          “Total Loss” means any event of damage or destruction, (i) of all or substantially all of the assets of MSIC, MPC or MSC or (ii) that results in a termination or cancellation of either ECA.
          “Unrestricted Subsidiaries” means (i) Mirant Ilijan and New Ilijan Holdco, (ii) those Subsidiaries of MAPL to be identified on a schedule to the Credit Agreement and (iii) any Subsidiary of MAPL established after the Drawdown Date that is designated by the Board of Directors of MAPL as an Unrestricted Subsidiary, but only to the extent that such Subsidiary (x) has no Debt other than Debt that is non-recourse to the Borrower, MAPL or the other Guarantors, (y) is not party to any agreement or contract with the Borrower, MAPL or any other Guarantor unless the terms of such agreement are no less favorable to the Borrower, MAPL or such other Guarantor than those that might be obtained from an unaffiliated third-party, and (z) is a Person with respect to which none of the Borrower, MAPL or any other Guarantor has any direct or indirect obligation to make capital contributions or to maintain such Subsidiary’s financial condition other than in compliance with the Finance Documents.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.